MEMBERSHIP INTEREST PURCHASE AGREEMENT BY AND AMONG PG FR HOLDING, LLC CREATIVE MEDIA & COMMUNITY TRUST CORPORATION AND FIRST WESTERN SBLC, INC. November 6, 2025
1.1    Definitions    2
Section 2.    PURCHASE OF INTERESTS.    11
2.1    Purchase; Purchase Price    11
2.2    Closing    12
2.3    Payments at the Closing.    12
2.4    Purchase Price Adjustment.    13
2.5    Purchase Price Adjustment for the Reorganization Tax Liability    15
2.6    Withholding    16
Section 3.    REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY GROUP.    16
3.1    Organization and Qualification    16
3.2    Authority, Power and Enforceability    16
3.3    No Conflicts; Required Filings and Consents    17
3.4    Capitalization of the Company Group; Subsidiaries.    17
3.5    Financial Statements.    18
3.6    Absence of Changes    19
3.7    Leased Real Property    20
3.8    Title to Assets; Sufficiency and Condition of Assets; Equipment    20
3.9    Agreements, Contracts and Commitments.    21
3.10    Intellectual Property.    22
3.11    Absence of Litigation; Proceedings    23
3.12    Compliance with Laws and Regulations; Permits    24
3.13    Information Privacy and Data Security.    24
3.14    Taxes.    25
3.15    Employees.    27
3.16    Employee Benefit Plans.    29
3.17    Insurance    30
3.18    Environmental Matters.    30
3.19    Affiliate Transactions    30

3.20    No Brokers    31
3.21    Indebtedness    31
3.22    Illegal Payments    31
3.23    Bank Accounts    31
3.24    CARES Act Compliance    31
3.25    Forms of Instruments    31
3.26    7(a) Lending and Compliance.    31
3.27    SBA Lending Programs    32
3.28    Loans.    32
3.29    No Other Representations or Warranties.    33
Section 4.    REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND THE BENEFICIAL OWNER.    34
4.1    Organization and Qualification    34
4.2    Authority, Power and Enforceability    34
4.3    No Conflicts; Required Filings and Consents    34
4.4    Title to Interests.    35
4.5    Litigation    35
4.6    No Brokers    36
4.7    2023 Securitization    36
4.8    2018 Securitization    36
4.9    No Other Representations or Warranties.    36
Section 5.    REPRESENTATIONS AND WARRANTIES CONCERNING BUYER.    37
5.1    Organization    37
5.2    Authority, Power and Enforceability    37
5.3    No Conflicts; Required Filings and Consents    37
5.4    Available Funds    38
5.5    Solvency    38
5.6    Investment Intent    38
5.7    No Brokers    38
5.8    No Other Representations or Warranties    38
Section 6.    PRE-CLOSING COVENANTS AND AGREEMENTS.    39
6.1    Further Actions    39
6.2    Operation of the Business    39
6.3    Intercompany Arrangements    41
6.4    Intercompany Transfers    41
6.5    Access and Investigation.    42
6.6    Notifications    42
6.7    Directors’ and Officers’ Liability Insurance    42
6.8    Exclusivity.    42
6.9    401(k) Plan    43
6.10    CIM Marks    43

6.11    Information    43
Section 7.    POST-CLOSING COVENANTS AND AGREEMENTS.    44
7.1    Confidentiality    44
7.2    Tax Matters.    45
7.3    Non-Competition; Non-Solicitation    47
7.4    Further Assurances    48
7.5    Employee Matters.    49
7.6    Information    49
Section 8.    CONDITIONS TO CLOSING.    51
8.1    Conditions to Closing Obligations of Seller    51
8.2    Conditions to Closing Obligations of Buyer    51
Section 9.    INDEMNIFICATION AND RELATED MATTERS.    53
9.1    Survival.    53
9.2    Indemnification.    55
Section 10.    TERMINATION.    60
10.1    Termination Events    60
10.2    Effect of Termination    60
Section 11.    MISCELLANEOUS.    61
11.1    Amendment    61
11.2    Waiver    61
11.3    Specific Performance    61
11.4    Expenses    61
11.5    Notices    61
11.6    Binding Agreement; Assignment    62
11.7    Severability    62
11.8    Construction    62
11.9    Captions    63
11.10    Entire Agreement    63
11.11    Counterparts    63
11.12    Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.    63
11.13    Parties in Interest    64
11.14    Press Releases and Communications    64
11.15    Release.    64
11.16    Joinder of Seller    66

INDEX OF EXHIBITS AND APPENDICES
Exhibit A    –    Sublease Agreement

Exhibit B    –    Transition Services Agreement
Exhibit C    –    Letter of Intent
Exhibit D    –    Form of Escrow Agreement
Appendix I    –    Example of Purchase Price Calculation
APPENDIX II    –    ALLOCATION SCHEDULE METHODOLOGYMEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of November 6, 2025, by and among (i) PG FR Holding, LLC, a Delaware limited liability company (“Buyer”), (ii) Creative Media & Community Trust Corporation, a Maryland corporation (the “Beneficial Owner”), (iii) First Western SBLC, Inc., a Florida corporation (“Predecessor Company”) and (iv) any Person who becomes a party hereto by executing a joinder.
RECITALS
WHEREAS, immediately prior to the Reorganization (as defined below), the Beneficial Owner indirectly owned all of the issued and outstanding Equity Interests of Predecessor Company;
WHEREAS, to facilitate Buyer’s acquisition of all the issued and outstanding Equity Interests of the Successor Company, prior to the Closing (at such time as to be mutually agreed by the Parties), the Beneficial Owner caused the restructuring of Predecessor Company as follows (such restructuring, the “Reorganization”):
(i)    The Beneficial Owner shall form a Delaware limited liability company (“Seller”, and together with the Beneficial Owner, the “Seller Parties”, such formation the “Seller Formation” and the date of such formation, the “Seller Formation Date”), by filing a certificate of formation with the Secretary of State of Delaware, and obtaining a federal employer identification number for Seller;
(ii)    Effective as of the Seller Formation Date, the Beneficial Owner shall cause to be contributed to Seller one hundred percent (100%) of the issued and outstanding Equity Interests of Predecessor Company (the “Contribution”) in exchange for one hundred percent (100%) of the issued and outstanding Equity Interests of Seller;
(iii)    Effective as of the Seller Formation Date, the Beneficial Owner will cause Seller to make a protective election to be treated as a “taxable REIT subsidiary”; and
(iv)    After the Seller Formation Date and prior to the Closing, Predecessor Company shall file articles with the Secretary of State of Florida to convert from a corporation to a limited liability company, thus causing Predecessor Company to become the Successor Company, a Disregarded Entity from Seller for federal and applicable state and local income tax purposes (the “Conversion”);
WHEREAS, the Seller Formation and the Contribution will together be intended as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code;

WHEREAS, upon completion of the Contribution, the Beneficial Owner will own beneficially and of record all of the issued and outstanding Equity Interests of Seller;
WHEREAS, upon completion of the Contribution, Seller will own beneficially and of record all of the issued and outstanding Equity Interests of the Company (the “Interests”);
WHEREAS, the Company owns beneficially and of record all of the issued and outstanding Equity Interests of each of the First Western Depositor Subsidiary, the CIM Small Business Loan Subsidiary and the FW Asset Holdings Subsidiary; and
WHEREAS, pursuant to the terms and subject to the conditions set forth herein, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, the Interests.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:
SECTION 1.    DEFINITIONS.
1.1    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“2023 Securitization” means the transactions contemplated by the Trust Agreement, dated as of January 3, 2023, between First Western Depositor Subsidiary, as depositor (the “Depositor”), and Wilmington Trust, National Association, a national banking association, as owner trustee (the “Owner Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of March 9, 2023 (as amended and restated, the “Trust Agreement”), among the Depositor, the Owner Trustee, and Computershare Trust Company, N.A., a national banking association, as administrator (the “Administrator” and “Indenture Trustee”), including the issuance of notes pursuant to an indenture dated as of March 9, 2023 (the “Indenture”), between CIM Small Business Loan Subsidiary and the Indenture Trustee.
“7(a) Borrower” means any borrower subject to a loan that the Company Group has made to said borrower under the SBA 7(a) Lending Program (a “7(a) Loan”).
“7(a) Laws and Regulations” means, collectively, the regulations set forth under Title 13, Part 120 of the Code of Federal Regulations, the guidance provided by the SBA in SOP 50 10 7.1, and any other statutory or regulatory provisions or guidance with respect to the SBA 7(a) Lending Program.
“7(a) Loan Documents” means, with respect to each 7(a) Loan, the related note, the related mortgage or security agreement, any loan agreement, any cash management or deposit agreement, any pledge agreement, any guaranty or indemnity, and any and all other documents executed and delivered in connection with the origination or subsequent modification of such Loan.
“Accrued Expenses” means, as of any relevant date, all liabilities and obligations of the Company Group for costs and expenses that have been incurred but not yet paid, whether or not invoiced, as of such date and determined in accordance with GAAP consistently applied.
“Actual Adjustment” means an amount (expressed as a positive or a negative number) equal to the Closing Purchase Price minus the Closing Payment.
“Adjustment Escrow Deposit” means an amount equal $1,000,000.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
“Ancillary Agreements” means each of the documents and instruments to be executed and delivered pursuant to or as contemplated by this Agreement.
“Borrowings” means, as of any relevant date, the aggregate principal amount of all outstanding indebtedness and other amounts due and payable as of such date in accordance with the terms and conditions of any securitization, warehouse facility or similar financing arrangement incurred by the Company Group to fund or finance its Loan Receivables including the 2023 Securitization.
“Borrower Advances” means, as of any relevant date, all cash of a borrower held by the Company Group to fund renovations, improvements, insurance and FF&E of such borrower.
“Business” means the business of originating, underwriting, processing, funding, servicing, selling, financing or securitizing loans fully or partially guaranteed by the SBA as part of the SBA 7(a) Lending Program.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.
“Business Employee” means (a) each current employee of the Company and (b) each current employee of Seller or its Affiliates who primarily provides services to the Company, each of whom will become an employee of the Company prior to the Closing Date.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended.
“CARES Act and COVID Relief Programs” means, collectively, (a) the CARES Act, the Families First Coronavirus Response Act, and all FAQs, Memoranda or Interim Final Rules issued by any Governmental Authority related thereto and (b) the Consolidated Appropriations Act, 2021 (H.R. 133).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time prior to the Closing Date, and any rules or regulations promulgated thereunder.
“CIM Group” means CIM Group, LLC, a Delaware limited liability company.
“CIM Group Entities” means CIM Group and its Affiliates (other than any Company Group Member).
“CIM Marks” means all Marks owned or controlled by the CIM Group Entities, including all branding components and designs (including font colors and styling) and all Marks, branding components and designs that are confusingly similar thereto, but excluding the Company Marks.
“CIM Small Business Loan Subsidiary” means CIM Small Business Loan Trust 2023-1, a Delaware entity, a Disregarded Entity and a wholly-owned Subsidiary of the Predecessor Company.

“Closing Payment” means an amount equal to: (a) the Estimated Buyer Reorganization Tax Liability, plus (b) the estimated Loan Receivables, which shall be valued at 91% of the unpaid principal balance of Loans subject to credit risk and Loans subject to Loan-backed notes payable, and 100% of unpaid principal balance of Loans held for sale (such value, the “Net Loan Receivables”), minus (c) the estimated Borrowings, plus (d) the estimated Servicing Assets, valued at 6.50% of the Net Loan Receivables, plus (e) the estimated Restricted Cash, plus (f) the Intangibles, minus (g) the estimated Borrower Advances, minus (h) the estimated Accrued Expenses, minus (i) the estimated Indebtedness of the Company Group outstanding as of immediately prior to Closing, minus (j) the estimated Transaction Expenses as of immediately prior to Closing, minus (k) the Indemnity Escrow Deposit, and minus (l) the Adjustment Escrow Deposit, in the case of each of (b) through (e) and (g) through (j), as set forth in the Estimated Statement.
“Code” means the Internal Revenue Code of 1986 and any successor statute, each as amended and in effect from time to time.
“Commingled Information” means Information that is related, and would reasonably be expected to be material, to the Business but that is also related to any other businesses or activities of the CIM Group Entities.
“Company Information” means all Information that is exclusively related to the Business.
“Company” means (i) with respect to any time prior to the Reorganization, the Predecessor Company and (ii) with respect to any time from and after the Reorganization, First Western SBLC, LLC (the “Successor Company”), a Disregarded Entity.
“Company Employee Plan” means any Employee Plan sponsored, maintained, contributed to, or participated in by the Company Group but excluding any Employee Plan sponsored or maintained by the Beneficial Owner or its Affiliates other than the Company Group.
“Company Group” means, collectively, the Company, the First Western Depositor Subsidiary, the CIM Small Business Loan Subsidiary and the FW Asset Holding Subsidiary.
“Company Group Member” means any member of the Company Group.
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company Group. “Company Intellectual Property” includes Company Patents, Company Marks, and Company Copyrights.
“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which any Company Group Member is a party or by which any Company Group Member’s assets are bound.
“Conversion” has the meaning set forth in the Recitals.
“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions, intensification, resurgence or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Disclosure Schedule,” “Disclosure Schedules” or “Schedule” means the Disclosure Schedule attached hereto and incorporated by reference herein, dated as of the date hereof, delivered by the Company and the Seller Parties to Buyer in connection with this Agreement.
“Disregarded Entity” means an entity which is disregarded as an entity separate from its owner for U.S. federal and state income Tax purposes for which no election under Treasury Regulations Section 301.7701-3(c)(1)(i) for such entity to be treated in any other manner (including the filing of an Internal Revenue Service Form 8832) has been made.
“Employee Plan” means: (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA, (b) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above, and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case in which Seller, the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any Business Employees (or their spouses, dependents, or beneficiaries).
“Environmental Requirements” means all Laws and any judicial or administrative interpretation thereof, including all judicial and administrative orders and determinations, and all contractual obligations, in each case concerning public health (as it relates to Hazardous Substance exposure) and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Substances or hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.
“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, joint venture interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, call, right (including purchase rights, conversion rights, exchange rights, preemptive rights, co-sale rights, rights of first refusal and similar rights) or other Contract which would entitle any other Person to acquire any such interest in such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.
“Escrow Agent” means First American Title Insurance Company.
“Escrow End Date” means, subject to the settlement of any claims for indemnification for which notice has been provided pursuant to Section 9.1(b) hereof, the date that is one (1) year after the Closing Date.

“Estimated Buyer Reorganization Tax Liability” means $494,150, which amount represents a good faith estimate of one-half of the Seller’s tax liability attributable to the Reorganization.
“Final Purchase Price” means the recalculation of the Closing Purchase Price using the Actual Buyer Reorganization Tax Liability in place of the Estimated Buyer Reorganization Tax Liability.
“First Western Depositor Subsidiary” means First Western Depositor, LLC, a Delaware limited liability company, a Disregarded Entity and a wholly-owned Subsidiary of the Predecessor Company.
“Fraud” means an intentional or willful misrepresentation of material facts which constitutes common law fraud under the laws of the State of Delaware.
“FW Asset Holdings Subsidiary” means FW Asset Holdings, LLC, a Delaware limited liability company, a Disregarded Entity and a wholly-owned Subsidiary of the Predecessor Company.
“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.
“General Basket” means an amount equal to $2,875,000.
“Governing Documents” means the charter, organizational and other documents by which any Person other than an individual establishes its legal existence or which governs its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association and its bylaws, (b) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement, and (c) in respect of a trust, its trust agreement.
“Governmental Authority” means any federal, state, foreign, local or other governmental department, commission (including any professional accreditation organization or professional standards setting organization), board, bureau, administrative or regulatory agency, or instrumentality, or any political subdivision thereof, or any court, commission, arbitrator, mediator or similar dispute resolution party and shall include, for the avoidance of doubt, the SBA.
“Hazardous Substance” means (a) substances that are defined or listed, in, or otherwise regulated pursuant to any applicable Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse effect on human health or the environment, (b) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (c) any explosives or any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls, (f) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise at regulated levels) and (g) infectious waste.
“Indebtedness” means, with respect to any Person: (a) all indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security or other similar instruments; (c) any obligations in respect of letters of credit, bankers’ acceptance or similar transactions, including any collateral obligations with respect thereto (any form of Indebtedness pertaining to clauses (a) through (c) but excluding any Borrower Advances, “Funded Indebtedness”); (d) any Liabilities under leases that would be considered capitalized leases under GAAP; (e) any accrued but unpaid Taxes attributable to a Pre-Closing Tax Period; (f) any indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise as obligor or otherwise, including earn-outs, holdbacks, deferred taxes, and similar deferred payment obligations (other than trade payables incurred in the ordinary course of business); (g) in the case of the Company, any amounts owed by the Company to any Business Employee under any severance arrangements with respect to terminations of employment effective prior to the Closing (together with the employer portion of any payroll or employment Taxes associated with the foregoing); (h) any deferred or unearned revenue; (i) all accrued but unpaid vacation and employee bonuses (together with the employer portion of any payroll or employment Taxes associated with the foregoing); (j) any outstanding payables related to Affiliate Transactions; (k) any obligation of the types described in the foregoing clauses (a) through (j) of another Person the payment of which is guaranteed by such Person; (l) any obligation of the type described in the foregoing clauses (a) through (j) of another Person which is secured by a Lien on any property or asset of such Person (whether or not such obligations are assumed by such Person); and (m) without duplication, any accrued but unpaid Indemnified Taxes. For the avoidance of doubt, Loans shall not be deemed “Indebtedness”.
“Indemnified Taxes” means: (a) Taxes of the Company Group (including Taxes for which any Company Group Member is liable) with respect to Pre-Closing Tax Periods (including, for the avoidance of doubt, the portion of any Straddle Period ending on or before the Closing Date as determined pursuant to Section 7.2(g) and the recapture of any Tax credits previously taken by any Company Group Member with respect to Pre-Closing Tax Periods to the extent not otherwise recoverable by the Company Group); (b) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company Group (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (c) Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing other than ordinary-course commercial Contracts, the primary purpose of which does not relate to Taxes; (d) Taxes resulting from any breach of covenants and agreements of the Seller Parties set forth in Section 7.2; (e) employment Taxes (including withholding Taxes) required to be paid or collected with respect to any payments contemplated by this Agreement or arising in connection with the Transaction; (f) any cost of preparing, filing, and defending any Tax Return for a Pre-Closing Tax Period, (g) any Transfer Taxes payable by Seller pursuant to Section 7.2(d), and (h) any costs or expenses relating to any audit, contest or proceeding relating to any of the foregoing clauses (a) through (g).
“Indemnity Escrow Deposit” means an amount equal to $125,000.
“Information” means information in written, oral, electronic or other tangible or intangible forms, including emails, reports, records, books, customer names and other technical, financial, employee or business information or data; provided, that “Information” does not include any Intellectual Property.
“Intangibles” means as of any relevant date, all intangible assets of the Company Group, including (i) goodwill, (ii) Intellectual Property, (iii) all rights under existing Contracts, (iv) any government licenses, approvals, and authorizations necessary to operate as an SBA lender, including but not limited to SBA lender approvals and designations (such as Preferred Lender Program (“PLP”) status), (v) all rights related to relationships with warehouse lenders, securitization parties, investors, and secondary market participants, and (vi) any other intangible rights or assets used or useful in connection with the Business.
“Intellectual Property” means any and all of the following, as they exist in any jurisdiction throughout the world and under any international treaties or conventions: (a) patents, patent applications of any kind and patent rights (collectively, “Patents”); (b) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans and Internet domain names, rights to social media accounts, and other indicia of source or origin, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (c) copyrights in both published and unpublished works (including all compilations of data, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the foregoing) and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (d) trade secrets and other confidential or proprietary information (including, to the extent confidential or proprietary, customer and supplier lists, customer and supplier records, pricing and cost information, reports, software development methodologies, technical information, proprietary business information, process technology, plans, drawings, blue prints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”); (e) rights of publicity; and (f) any and all other intellectual property rights and/or proprietary rights recognized by Law.
“Knowledge of the Company,” “to the Company’s Knowledge”, “Knowledge of the Seller or the Beneficial Owner,” “to the Knowledge of Seller or the Beneficial Owner” and words and phrases of similar import mean the actual knowledge, after due inquiry, of (i) as to Seller and Beneficial Owner, Barry Berlin and David Thompson and (ii) as to the Company, Barry Berlin, Laurie Ivy and David Thompson; provided, that, with respect to matters related to Intellectual Property, such reasonable due inquiry does not require the performance or obtaining of any clearance searches, freedom to operate searches or analyses, other legal opinions, or similar investigations with respect to any third-party Intellectual Property.
“Law” means any federal, national, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), or any rule of a payment network or industry self-regulatory organization.
“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.
“Lien” means, with respect to any asset, any mortgage, lien, license, pledge, charge, security interest, deeds of trust, encroachments, licenses, lease, options, right of first refusal or first offer, easement, servitude, restriction, encumbrance or other transfer restrictions or securities interests of any kind in respect of such asset.
“Loan” or “Loans” means individually or collectively, as applicable, any loan in which the Company Group is a lender or servicer.
“Loan Documents” means, with respect to each Loan, the related note, the related mortgage or security agreement, any loan agreement, any cash management or deposit agreement, any pledge agreement, any guaranty or indemnity, and any and all other documents executed and delivered in connection with the origination or subsequent modification of such Loan or otherwise evidencing, securing, or executed pursuant to the terms of such Loan.
“Loan Receivables” means as of any relevant date, all loans, advances, and other extensions of credit to 7(a) Borrowers held or owned by the Company Group.
“Losses” (collectively) or “Loss” (individually) means all damages (including amounts paid in settlement), losses, obligations, Liabilities, deficiencies, costs (including court costs, reasonable fees of accountants and other experts and reasonable attorneys’ fees, whether in respect of a third party claim), Taxes, penalties, fines, fees, penalties, judgments, assessments, interest, monetary sanctions and expenses incurred by an Indemnified Party, including expenses incident to investigating, responding to or defending any action or default, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and agency orders.
“Material Adverse Effect” means any effect, change, event or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, condition (financial or otherwise), results of operations of the Company Group taken as a whole; provided, however, that none of the following shall be deemed in itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, unless any of the following shall have a materially disproportionate effect on the business or operations of the Company Group (in which case, only the incremental disproportionate impact may be taken into account), a Material Adverse Effect, except, in each instance, to the extent such an event would have a materially disproportionate adverse effect on SBA lenders relative to other companies in the lending business, (i) business, regulatory or other conditions that generally affect the industry in which the Company Group operates; (ii) general economic conditions, including changes in the credit, debt or financial capital markets, securities markets, currency markets or other financial markets, in each case, in the United States or anywhere else in the world; (iii) any changes in, or actions required to be taken under, applicable Laws; (iv) any global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (v) any hurricane, earthquake, flood, tsunami, tornado, mudslide, wild fire or other natural disaster and other force majeure events in the United States or any other country or region in the world; (vi) the execution of this Agreement and/or the Ancillary Agreements or the announcement, pendency or consummation of this Agreement and/or the Ancillary Agreements or of the Transaction and/or the Ancillary Agreements, including the impact of this Agreement and/or the Ancillary Agreements on the relationships, contractual or otherwise, of any of the Company Group with officers, employees, customers, suppliers, partners or other business relations; (vii) the taking of any action expressly contemplated by this Agreement and/or the Ancillary Agreements, including the completion of the Transaction and/or the Ancillary Agreements; (viii) changes or developments in or with respect to applicable accounting standards, including GAAP or in any Law of general applicability or in the interpretation or enforcement thereof, after the date of this Agreement; (ix) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided, that any change, development, circumstance, fact or effect (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect has had, or would reasonably be expected to have occurred; and (x) any matter that is from the information set forth in the Disclosure Schedules.
“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
“Parties” (collectively) or “Party” (individually) shall refer to each Company Group Member, Buyer, and the Beneficial Owner and, after the Reorganization, Seller.
“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, registration, qualification, accreditation, privilege, immunity, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority, professional accreditation organization, professional standards setting organization or any other similar body, in each case to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Permitted Liens” means the following Liens: (i) Liens for current Taxes, assessments or other governmental charges not yet due and payable, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings, (ii) mechanics’, materialmens’, carriers’, workmen’s, repairmen’s or other like common law, statutory or consensual Liens arising or incurred in the ordinary course of business, (iii) zoning, building, subdivision or other similar requirements or restrictions, none of which interfere with the present use of the property, (iv) any Liens that will be terminated at or prior to the Closing in accordance with this Agreement; (v) Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the Company Group borrowing money; (vi) Liens incurred in the ordinary course of business and not incurred in connection with the Company Group borrowing money since the date of its latest annual Financial Statements that are not, either individually or in the aggregate, reasonably to be expected to be material to the Company Group taken as a whole; and (vii) licenses granted under Intellectual Property in the ordinary course of business.
“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority, body or entity or any department, agency or political subdivision thereof.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Privacy Laws” means all Laws concerning the collection, use, analysis, retention, storage, protection, transfer, disclosure and/or disposal of Personal Information including state consumer protection Laws, state breach notification Laws, state Social Security number protection Laws, the California Consumer Privacy Act of 2018, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Fair Credit Reporting Act and its state law equivalents, the California Online Privacy Protection Act, the California Consumer Privacy Act, each as amended from time to time, and any state or federal Law or regulation or industry standard binding upon the Company Group the purpose of which is to protect the privacy and/or security of Personal Information.
“PPP Loans” means the loans made by the Company through the Paycheck Protection Program pursuant to the CARES Act (the “Paycheck Protection Program”).
“Release” shall have the meaning set forth in CERCLA.
“Restricted Cash” means (i) cash held on behalf of the SBA’s fiscal transfer agent and (ii) cash held in conjunction with securitization of certain Loan Receivables.

“SBA” means the U.S. Small Business Administration.
“SBA 7(a) Lending Program” means that certain program, established under Section 7(a) of the Small Business Act of 1953, pursuant to which the SBA, under specific circumstances, provides loan guaranties to entities lendings to small businesses.
“Seller Employee Plan” means any Employee Plan sponsored or maintained by one of the Seller Parties or their Affiliates for the benefit of the Business Employees, other than any Company Employee Plan.
“Servicing Assets” means, as of any relevant date, all rights, interests, and benefits as of such date derived from the servicing of the guaranteed portion of any loans sold in the secondary market.
“Special Basket” means an amount equal to $1,437,500.
“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the outstanding voting securities or other voting Equity Interests are owned, directly or indirectly, by the pertinent Person.
“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, imputed underpayment, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, ad valorem, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax (including the recapture of any Tax credits that have reduced any Tax or Taxes previously incurred), tariff, fee, duty or charge of any kind whatsoever in the nature of a tax, imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed with a taxing authority in connection with the determination, assessment, collection or payment of Taxes.
“Transaction Expenses” means: (a) any Liabilities incurred by the Company Group, Seller or the Beneficial Owner, or for which the Company Group is liable, in connection with the negotiation of this Agreement, the performance of such Person’s and its pre-Closing Affiliates’ obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby, including any fees payable to accountants, lawyers, brokers, bankers, or other Seller Party advisors; (b) any change-of-control or similar payment or increased cost for which the Company is liable that is triggered solely by the transactions contemplated by this Agreement or the transactions contemplated hereby; (c) the employer portion of any payroll Taxes associated with the foregoing clause (b) for which the Company Group is liable and not otherwise treated as Indebtedness; (d) any Liability for which the Company is liable under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in solely as a result of the transactions contemplated herein; and (e) any fees of the Escrow Agent.
“Transferred Domain Names” means the Internet domain names listed on Schedule 1.1 of the Disclosure Schedule.
“Transferred IP” means (i) all Intellectual Property (other than Marks) owned by the CIM Group Entities as of the Closing that are exclusively related to the Business as conducted by the Company Group immediately prior to the Closing, including the loan ledgers described on Schedule 1.1 of the Disclosure Schedule and (ii) the Transferred Domain Names.
“Unrestricted Cash” means, as of any date, all cash, cash equivalents (including marketable securities and short-term investments) and cash deposits of the Company Group, determined in accordance with GAAP (net of outstanding checks delivered by the Company Group to any third party that have not been cashed as of the Closing Date). For the avoidance of doubt, the foregoing definition shall be applied so that Unrestricted Cash resulting from the collection of receivables or other assets is recognized at the same time that the reduction in such receivable or other asset by reason of such collection is recognized, and that the reduction in Unrestricted Cash expended to pay payables and other liabilities or to acquire an asset is recognized at the same time as the reduction in payables or other liabilities or the creation of such asset by reason of such expenditure is recognized.
SECTION 2.    PURCHASE OF INTERESTS.
2.1    Purchase; Purchase Price.
(a)    Subject to the terms and conditions set forth herein, at the Closing, and in reliance on the representations, warranties, covenants and agreements made herein, Buyer will purchase and acquire from Seller, and Seller will sell, assign, transfer and deliver to Buyer, free and clear of all Liens, the Interests, in consideration for the Purchase Price payable in accordance with the terms and conditions hereof (the “Transaction”).
(b)    As used herein, the “Purchase Price” shall mean an amount equal to the sum of Actual Buyer Reorganization Tax Liability (as defined below) and the following, each measured as of the Closing Date, which amount shall not be less than zero:
(i)    Net Loan Receivables; minus
(ii)    Borrowings; plus
(iii)    Servicing Assets, which shall be valued at 6.5% of the Net Loan Receivables; plus
(iv)    Restricted Cash; plus
(v)    Intangibles, the value for which the Parties agree is $5,700,000; minus
(vi)    Borrower Advances; and minus
(vii)    Accrued Expenses,

as finally determined pursuant to Section 2.4. An illustrative example of the Purchase Price calculation is set forth on Appendix I.
2.2    Closing. The closing of the Transaction (the “Closing”) shall take place as soon as reasonably practicable following the date on which the SBA Consent has been received and all other conditions to Closing set forth in Section 8 have been satisfied or waived in accordance with their terms (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or, to the extent permitted by applicable Law, waiver of those conditions), but no later than the tenth (10th) Business Day following such date, or at such other time and place as agreed upon by the Parties (the “Closing Date”) through the execution and exchange, via .pdf copies of originally signed documents, of the documents and agreements contemplated herein. The Transaction shall be deemed to have occurred at 12:01 am E.T. on the Closing Date.
2.3    Payments at the Closing.
(a)    Satisfaction of Indebtedness. At the Closing, Buyer shall pay, by wire transfer in immediately available funds, all amounts necessary to satisfy all Funded Indebtedness of the Company Group as set forth on the Estimated Statement, except, for the avoidance of doubt, all amounts outstanding on such date under the 2023 Securitization, pursuant to the instructions contained in the Payoff Letters.
(b)    Payment of Transaction Expenses. At the Closing, Buyer shall pay, by wire transfer in immediately available funds, all amounts necessary to pay the Transaction Expenses in accordance with the Estimated Statement.
(c)    Escrow Deposits. At the Closing, (i) Buyer, Seller and the Escrow Agent shall enter into an escrow agreement in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”) with respect to the Adjustment Escrow Deposit and the Indemnity Escrow Deposit (together, the “Escrow Deposits”) and (ii) Buyer shall make a payment (a) equal to the Adjustment Escrow Deposit to an account specified by the Escrow Agent (the “Adjustment Escrow Account”) and (b) equal to the Indemnity Escrow Deposit to an account specified by the Escrow Agents (the “Indemnity Escrow Account” and together with the Adjustment Escrow Account, the “Escrow Accounts”). Upon the terms and subject to the conditions set forth in the Escrow Agreement, the Adjustment Escrow Deposit shall be available to satisfy any payment obligations of Seller pursuant to Section 2.4 and the Indemnity Escrow Deposit shall be available to satisfy any payment obligations of the Seller Parties or their Affiliates pursuant to any eligible indemnity claim made by Buyer pursuant to Section 9. The Seller Parties’ right to amounts comprising the Escrow Deposits shall be treated by the Parties as eligible for installment sale treatment under Sections 453 and 453A of the Code, and any corresponding provision of applicable Law, as appropriate. Buyer shall be treated for tax purposes as the owner of all interest and earnings earned by any funds in the Escrow Accounts. Any disbursement of amounts from the Adjustment Escrow Account or the Indemnity Escrow Account pursuant to Section 2.4 or Section 9.2(h), respectively, shall be made promptly upon the final determination of the amounts thereof and, in all cases, pursuant to the terms of the Escrow Agreement.
(d)    Payment of Closing Payment. At the Closing, Buyer shall pay, by wire transfer in immediately available funds to an account or accounts designated in writing by Seller prior to the Closing, an aggregate amount in cash equal to the Closing Payment.
2.4    Purchase Price Adjustment.

(a)    Estimated Calculation by the Company. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement (the “Estimated Statement”) setting forth (x) the Company’s good faith estimate of, as of immediately prior to the Closing, (i) the Indebtedness of the Company Group, (ii) any unpaid Transaction Expenses, (iii) the Net Loan Receivables, (iv) the Borrowings, (v) the Servicing Assets, (vi) the Restricted Cash, (vii) the Borrower Advances, (viii) the Accrued Expenses and (ix) the calculation of the Closing Payment based on the calculation of the foregoing amounts and the Estimated Buyer Reorganization Tax Liability set forth in the written statement delivered pursuant to Section 2.5, in each case calculated without giving effect to the consummation of the transactions contemplated by this Agreement and (y) the Unrestricted Cash distribution to Seller. The Company shall consider in good faith and reasonably cooperate with Buyer with respect to any reasonable comments to the Estimated Statement delivered by Buyer within two (2) Business Days of the Company’s delivery of the Estimated Statement.
(b)    Post-Closing Calculation by Buyer. As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) Business Days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) setting forth Buyer’s proposed calculation of, as of immediately prior to the Closing: (i) the Purchase Price (using the Estimated Buyer Reorganization Tax Liability in place of the Actual Buyer Reorganization Tax Liability); (ii) the Indebtedness of the Company Group; (iii) any unpaid Transaction Expenses; (iv) the Net Loan Receivables; (v) the Borrowings; (vi) the Servicing Assets; (vii) the Restricted Cash; (viii) the Borrower Advances; (ix) the Accrued Expenses; and (x) a recalculation of the Closing Payment based on the calculation of the foregoing amounts, in each case calculated without giving effect to the consummation of the transactions contemplated by this Agreement, and assuming no change to the Estimated Buyer Reorganization Tax Liability; provided, that if Buyer does not deliver the Closing Statement to Seller within sixty (60) Business Days after the Closing Date, the Estimated Statement shall be deemed final and the calculation of the Closing Payment thereon shall be binding upon the Parties and not subject to dispute or review. For the avoidance of doubt, the Actual Buyer Reorganization Tax Liability will be determined solely as set forth in Section 2.5 and not pursuant to this Section 2.4. The “Closing Purchase Price” shall mean the recalculation of the Closing Payment using the Closing Statement proposed by Buyer under this Section 2.4(b); provided, that if any of the amounts on such Closing Statement are objected to by Seller pursuant to Section 2.4(c), the final determination of such amounts in accordance with this Section 2.4 shall be used in calculating the Closing Purchase Price.
(c)    Dispute by Seller. Seller shall notify Buyer in writing, within twenty (20) Business Days following receipt of the Closing Statement, whether Seller accepts the Closing Statement, including the calculation of the Purchase Price as set forth in the Closing Statement. If Seller notifies Buyer that Seller does not accept the Closing Statement (or any component thereof), Seller shall include with such notice its reasons for such non-acceptance and the adjustments Seller believes should be made to the Closing Statement. In the event that Seller does not provide such notice of non-acceptance within such twenty (20) Business Day period, Seller shall be deemed to have accepted the Closing Statement (and all components thereof), which shall be final, binding and conclusive for all purposes hereunder. If Seller has submitted a notice of non-acceptance, then, thereafter, Buyer and Seller shall negotiate in good faith with each other to reach an agreement in respect of the disputed portions of the Closing Statement delivered by Buyer to Seller for a period of thirty (30) Business Days following Buyer’s receipt of such notice of non-acceptance.
(d)    Final Determination by Third Party. If Buyer and Seller do not reach an agreement in respect of the Closing Statement within thirty (30) Business Days following Buyer’s receipt of a notice of non-acceptance from Seller as contemplated in Section 2.4(c), then the matter shall be referred to Grant Thornton (the “Auditor”) for final determination of any remaining disagreements in respect of the Closing Statement. The following provisions shall apply to such determination:
(i)    Written Statements. Buyer and Seller shall each promptly (and, in any event, within such time frame as enables the Auditor to make its final determination within the time frame set forth in Section 2.4(d)(ii)) prepare and deliver to the Auditor written statements on the matters in dispute in respect of the Closing Statement (attaching supporting documentation, including Buyer’s initial calculation of the Closing Statement and Seller’s written notice of non-acceptance with all attachments thereto).
(ii)    Timeline. The Parties shall request that the Auditor render its final determination with respect to the matters in dispute in the Closing Statement within sixty calendar days of confirmation and acknowledgement of its appointment pursuant to this Section 2.4(d).
(iii)    Auditor’s Decision. In rendering its final written determination with respect to matters in dispute in the Closing Statement, the Auditor shall expressly state what adjustments are necessary, if any, to the Closing Statement proposed by Buyer and delivered thereby to Seller pursuant to Section 2.4(b) along with a statement of reasons therefor. The Auditor shall act as an expert and not an arbitrator to determine, based upon the provisions of this Section 2.4, only the amounts of each component on the Closing Statement disputed and the determination of each such disputed amount shall be made in accordance with the procedures set forth in this Section 2.4 and, in any event shall be no less than the lesser of the amount claimed by either Buyer or Seller, and shall be no greater than the greater of the amount claimed by either Buyer or Seller.
(iv)    Final and Binding Effect. The Auditor’s final determination with respect to the Closing Statement, including the Closing Purchase Price, shall be final and binding upon the Parties.
(e)    Access to Information. Buyer and Seller shall each promptly make available to the other Party and/or the Auditor, as applicable, all information in its possession or control and any personnel who prepared such information as may reasonably be required to enable the calculation of the Closing Statement, review and analysis thereof by the parties and rendering of a final determination by the Auditor, as applicable.
(f)    Costs and Expenses. Except as set forth in the following sentence, Buyer and Seller shall each pay their own costs and expenses incurred under this Section 2.4. Seller shall be responsible for that fraction of the fees and costs of the Auditor equal to: (i) the absolute value of the difference between Seller’s aggregate position with respect to the disputed amounts on the Closing Statement and the Auditor’s final determination with respect to such disputed amounts over (ii) the absolute value of the difference between Seller’s aggregate position with respect to the disputed amounts on the Closing Statement and Buyer’s aggregate position with respect to such disputed amounts, and Buyer shall be responsible for the remainder of such fees and costs.
(g)    Payment of Adjustment. In the event that the Closing Payment differs from the Closing Purchase Price, a payment pursuant to this Section 2.4(g) shall be made as follows:
(i)    If the Actual Adjustment is a positive amount, then Buyer shall pay to Seller an amount equal to the Actual Adjustment, and Buyer shall release the Adjustment Escrow Deposit to Seller.

(ii)    If the Actual Adjustment is a negative amount, then Buyer shall recover the Actual Adjustment from the Adjustment Escrow Deposit and release any remaining funds in the Adjustment Escrow Deposit to Seller. In the event that the absolute value of such Actual Adjustment exceeds the Adjustment Escrow Deposit, Seller shall pay to Buyer an aggregate amount equal to the absolute value of such Actual Adjustment less the Adjustment Escrow Deposit.
(iii)    Any Actual Adjustment payable by either Party pursuant to this Section 2.4 shall be paid promptly by the Party required to pay such Actual Adjustment, but in no event later than five (5) Business Days following the date on which the Closing Purchase Price becomes binding pursuant to this Section 2.4. Payment by any Party of the Actual Adjustment, or any portion thereof, shall be made in immediately available funds via wire transfer to an account(s) designated in writing by the Party entitled to receive such payment.
2.5    Purchase Price Adjustment for the Reorganization Tax Liability. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written certified statement setting forth the Company’s good faith estimate of, as of immediately prior to the Closing, the Estimated Buyer Reorganization Tax Liability. Following the filing of the Tax Return containing the information regarding Seller’s 2025 tax year income tax liability: (i) Seller shall promptly deliver an updated certified statement that contains supporting information reasonably required to enable the calculation of Seller’s tax liability attributable to the Reorganization to Buyer; (ii) if one-half of Seller’s tax liability attributable to the Reorganization as listed on such certified statement (the “Actual Buyer Reorganization Tax Liability”) is greater than the Estimated Buyer Reorganization Tax Liability, then Buyer shall promptly (but in no event later than five (5) Business Days following delivery of the certified statement) pay to Seller an amount equal to the Actual Buyer Reorganization Tax Liability minus the Estimated Buyer Reorganization Tax Liability; and (iii) if the Actual Buyer Reorganization Tax Liability is less than the Estimated Buyer Reorganization Tax Liability, then Seller shall promptly (but in no event later than five (5) Business Days following delivery of the certified statement) pay to Buyer an amount equal to the Estimated Buyer Reorganization Tax Liability minus the Actual Buyer Reorganization Tax Liability. For the avoidance of doubt, Buyer and Seller shall each be responsible for one-half of Seller’s tax liability attributable to the Reorganization.
2.6    Withholding. Buyer, Seller and the Company (and any of their respective Affiliates) shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as Buyer, Seller or the Company (or any of their respective Affiliates) is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Law; provided, however, that as soon as reasonably practicable upon becoming aware that any such withholding requirement exists, Buyer shall provide or cause to be provided to Sellers notice of its intent to deduct and withhold and the basis for such deduction or withholding at least twenty (20) days before any such deduction or withholding is made to the extent reasonably practicable, or shall otherwise provide such notice as reasonably practicable; and Buyer shall reasonably cooperate with the Seller Parties to eliminate or reduce the basis for such deduction or withholding (including providing the Seller Parties with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding). To the extent that amounts payable to a recipient are so withheld and timely and properly remitted over to the applicable taxing authority by Buyer, Seller or the Company (or any of their respective Affiliates), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.
SECTION 3.    REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY GROUP.

Except as set forth in the Disclosure Schedule and delivered herewith by the Seller Parties to Buyer, the Company, the Company Group, Seller, and the Beneficial Owner, jointly and severally, hereby represent and warrant to Buyer, as of the date hereof and as of the Closing Date, that:
3.1    Organization and Qualification. Each Company Group Member is duly formed or incorporated, validly existing and in good standing under the Laws of its respective jurisdictions of formation. Each Company Group Member is duly licensed or qualified to do business and is in good standing in the respective jurisdictions set forth on Schedule 3.1, which jurisdictions constitute all of the jurisdictions in which ownership of properties or the conduct and nature of its business requires such qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to be material to the applicable Company Group Member. Each Company Group Member has the requisite organizational power and authority to own, lease, operate, and use its assets and properties and to carry on the Business as now conducted and currently proposed by the Seller Parties to be conducted. Each Company Group Member is not and has not been in default under or in violation of any provision of its Governing Documents, as amended and currently in effect except as would not, either individually or in the aggregate, reasonably be expected to be material to the applicable Company Group Member. Each Company Group Member has made available to Buyer a complete and correct copy of its Governing Documents, each as amended to date. Such Governing Documents are in full force and effect.
3.2    Authority, Power and Enforceability. Each Company Group Member has all requisite power and authority to execute and deliver this Agreement and the applicable Ancillary Agreements and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which each Company Group Member is or will be a party has been duly executed and delivered by the applicable Company Group Member, and this Agreement and the Ancillary Agreements (assuming due authorization, execution and delivery by Buyer) constitute legal, valid and binding obligations of such Company Group Member, enforceable against the Company Group Member in accordance with their respective terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and the availability of equitable remedies). The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by the applicable Company Group Member or Members. No other limited liability company proceedings on the part of the Company Group are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.
3.3    No Conflicts; Required Filings and Consents. The execution, delivery and performance by the Company Group of this Agreement and the Ancillary Agreements and the performance by the Company Group of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not: (a) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of acceleration, cancellation or termination of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company Group pursuant to, any Contract, agreement, obligation, Permit, license or authorization to which the Company Group is a party or by which its assets are bound except to the extent such contravention, violation, breach or default, acceleration, right of acceleration, cancellation or termination or creation of such Lien would not, either individually or in the aggregate, be reasonably expected to be material to any Company Group Member; (b) contravene or violate or result in a violation of, or constitute a breach or default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any judgment or order of, or any restriction imposed by, any Governmental

Authority applicable to the Company Group except to the extent such contravention, violation, breach or default would not, either individually or in the aggregate, be reasonably expected to be material to any Company Group Member; (c) require from the Company Group any notice to, declaration or filing with, or consent or approval of, any Governmental Authority except to the extent such notice, declaration or filing or consent or approval would not, either individually or in the aggregate, be reasonably expected to be material to any Company Group Member; or (d) require any consent or notice under or violate the Governing Documents of the Company Group.
3.4    Capitalization of the Company Group; Subsidiaries.
(a)    Schedule 3.4(a) sets forth a true, correct, and complete list of the number and class or series (as applicable) of all the authorized, issued and outstanding Equity Interests of each Company Group Member, including the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Interests of each Company Group Member (the “Company Group Interests”) have been duly authorized, were validly issued, fully paid (as applicable), are free and clear of any and all Liens (other than Permitted Liens) and have been offered, issued, sold and delivered in compliance in all material respects with applicable federal and state securities Laws and the Governing Documents of the applicable Company Group Member.
(b)    Except for the Company Group Interests, no other Equity Interests of the Company Group are issued, reserved for issuance, or outstanding. None of the Company Group Interests are subject to any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except for the Governing Documents of the Company Group, there are no documents, instruments or agreements relating to the voting of any Company Group Interests.
(c)    No Company Group Member holds or owns (beneficially or of record) any direct or indirect interest in any Person (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.
(d)    There are no existing, authorized, issued or outstanding securities, options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal and similar rights), convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company Group or, to the Knowledge of the Company, any equityholder of the Company Group is a party or by which it is bound obligating the Company Group, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests of the Company Group. There are no outstanding obligations of the Company Group (contingent or otherwise) to (i) repurchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of the Company Group or (ii) make any investment (in the form of a loan, capital contribution or otherwise) in, or to provide any guarantee with respect to the obligations of, any Person. There are no equity-appreciation rights, “phantom” equity rights, profit participation rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity value or other attribute of the Company Group, the Business or its assets or calculated in accordance therewith. There are no voting trusts, irrevocable proxies or other contracts or understandings to which the Company Group, or, to the Company’s Knowledge, any equityholder of the Company Group is a party or is bound with respect to the voting or consent of any Interests.
3.5    Financial Statements.

(a)    Set forth on Schedule 3.5 are true, correct and complete copies of: (i) the audited balance sheets as of the Company as of December 31, 2023 and December 31, 2024, and the related statements of operations, securityholders’ equity and cash flows for the Company for the respective fiscal years then ended and (ii) the unaudited balance sheet of the Company as of September 30, 2025 (the “Base Balance Sheet”) and the related statements of operations, securityholders’ equity and cash flows for the 6-month period then ended. Each of the foregoing financial statements (including in all cases the notes and reports with respect thereto, if any) (the “Financial Statements”) is in accordance with GAAP, has been prepared on a consistent basis across periods and presents fairly in all material respects the financial condition and results of operations and cash flows of the Company as of and for the periods referred to therein, subject to changes resulting from normal year-end adjustments (none of which will be material individually or in the aggregate).
(b)    There are no material Liabilities of the Company Group that are required under GAAP to be reflected or reserved against in the Company’s balance sheet that would reasonably be expected to result in any claims against or obligations or liabilities of the Company Group other than liabilities that (i) have been reserved against or reflected in the Financial Statements, (ii) were incurred since the date of the most recent balance sheet of the Company in the ordinary course of business, (iii) are Permitted Liens, (iv) have been incurred pursuant to this Agreement or in connection with the transactions contemplated hereby, or (v) are not or would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole.
(c)    The Company Group maintains a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that ensure that (i) transactions are recorded as necessary to permit preparation of audited financial statements in accordance with GAAP and to maintain accountability for assets, (ii) access to material assets is, and receipts and expenditures are, permitted only in accordance with management’s authorization, (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (iv) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company Group (including its personnel and independent accountants who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company Group) has not identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company Group or (y) any Fraud, whether or not material, that involves the management of the Company Group or any of its personnel, in the case of both (x) and (y) since December 31, 2024.
3.6    Absence of Changes. Since December 31, 2024 the Company Group has conducted the Business in the ordinary course of business consistent with past practice. As amplification but not limitation of the foregoing, since December 31, 2024, the Company Group has not:
(a)    suffered a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $25,000 in the aggregate to its assets, whether or not covered by insurance;
(b)    reclassified, split, combined, redeemed, purchased or otherwise acquired, or pledged, sold or otherwise subjected to any Lien (other than Permitted Liens) any of its Equity Interests;
(c)    issued, sold or transferred any notes, bonds or other debt securities, any Equity Interests, or any securities convertible, exchangeable or exercisable into, directly or indirectly, or any subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any of its Equity Interests;
(d)    borrowed, incurred or guaranteed any Funded Indebtedness (including any guarantees of any Funded Indebtedness of any other Person);
(e)    waived, canceled, compromised or released any rights or claims that, individually or in the aggregate, would reasonably be expected to be material to the Company Group taken as a whole, other than in the ordinary course of business;
(f)    entered into any Company Contract, or entered into any material amendment, modification, waiver or termination of any Company Contract, or the Company’s rights thereunder or consented to such amendment, modification, waiver or termination, or entered into any other material transaction;
(g)    made any change in compensation payable or to become payable to any Company Group Member’s directors, managers, officers, employees or Contingent Workers, other than normal merit increases in accordance with the ordinary course of business or as provided for in any written agreements, or entered into any bonus payment or arrangement with any of such directors, managers, officers or employees, or established or created any employment, deferred compensation, or severance arrangement or employee benefit plan with respect to such Persons;
(h)    made any material change in accounting methods (including with respect to reserves) or practices or collection, credit, pricing or payment policies of the Company Group;
(i)    made any loans (other than Loan Receivables) or advances to, or guarantees for the benefit of, any Persons;
(j)    other than in connection with any liquidation or foreclosure proceedings in the ordinary course of business, commenced or instituted or waived, released, assigned, compromised, settled or agreed to settle any claim or lawsuit other than waivers, releases, compromises or settlements in the ordinary course of business consistent with past practice;
(k)    made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim, assessment or deficiency, surrendered any right to claim a Tax refund, made or requested any Tax ruling, entered into any transaction giving rise to a deferred gain or loss, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
(l)    made any change to the Governing Documents of the Company Group (other than as contemplated by the Conversion to be effected prior to the Closing Date);
(m)    entered into or adopted any plan or agreement of complete or partial liquidation or dissolution, or filed a voluntary petition in bankruptcy or commenced a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Laws now or hereafter in effect;

(n)    made any capital expenditures, capital additions or capital improvements in excess of $50,000 in the aggregate per month, for each full or partial calendar month for such applicable period;
(o)    merged, consolidated or combined with, acquired or agreed to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any entity, or otherwise make any capital contribution, or loan to (other than Loan Receivables), or investment in any entity;
(p)    sold or otherwise disposed of, leased or licensed any material properties or assets of the Company Group except: (1) for sales of the guaranteed portions of Loan Receivables in the ordinary course of business (2) for dispositions of assets acquired through foreclosure; or (3) in the case of Intellectual Property, licenses granted by the Company Group in the ordinary course of business;
(q)    changed in any material respect the cash management practices, policies or procedures of the Company Group with respect to the collection of accounts receivable, establishment or reserves for uncollectible accounts receivable, accrual of accounts receivable, payment of accounts payable, purchases, prepayment of expenses or deferral of revenue, from the Company’s and the Company Group’s practices, policies and procedures with respect thereto in the ordinary course of business consistent with past practice;
(r)    created or permitted any Liens (other than Permitted Liens) on any assets, properties or Equity Interests of the Company Group;
(s)    received any written notice from any Governmental Authority of an investigation with respect to any violation with respect to any Law, Order, policy or guideline that have not been fully resolved to the satisfaction of the applicable Governmental Authority; or
(t)    committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement.
3.7    Leased Real Property. The Company Group does not own or lease any real property.
3.8    Title to Assets; Sufficiency and Condition of Assets; Equipment. The Company owns good and valid title to, or a valid leasehold interest in, all of the tangible personal property and assets owned by the Company, free and clear of all Liens (other than Permitted Liens). Schedule 3.8 sets forth, as of the Closing Date, a description by category of all assets provided to or for the benefit of the Company Group by an Affiliate of the Company that, together with the assets owned by any Company Group Member, constitute all of the assets necessary and sufficient for the conduct of the Business in all material respects as currently conducted. The machinery, equipment, personal properties, vehicles and other tangible assets of the Company Group are operated in conformity in all material respects with all applicable Laws, are in good condition and repair, except for reasonable wear and tear not caused by neglect, and are usable in the ordinary course of business.
3.9    Agreements, Contracts and Commitments.
(a)    The Company Group is not a party to or bound by, nor are any of its properties or assets bound by, whether written or oral, any Contract (other than an Employee Plan) that is a:
(i)    Loan Documents, other than any such Loan Documents related to the Loans included in the Loan tape provided pursuant to Section 3.28(a);

(ii)    Contract that is material to the Business which is not cancelable by the Company Group without penalty on ninety days’ or shorter notice;
(iii)    Contract (A) evidencing Funded Indebtedness of the Company Group or providing for the creation of or granting any Lien (other than Permitted Liens) securing Funded Indebtedness upon any of the property, Interests or assets of the Company Group; (B) constituting any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company Group; (C) (1) relating to any loan or advance to any Person (other than Loan Documents), including to any of its directors, officers, employees or consultants in excess of $25,000 (other than under the Company’s 401(k) plan) or (2) obligating or committing the Company Group to make any such loans or advances; and (D) constituting any currency, commodity or other hedging or swap contract;
(iv)    Contract which contains any provisions requiring the Company Group to indemnify any other party, except as entered into in the ordinary course of business consistent with past practice;
(v)    Contract involving fixed price or fixed volume arrangements;
(vi)    Contract relating to the Company Group’s ownership of or investment in any business or enterprise (including joint ventures and minority equity investments) or creating or purporting to create any partnership, joint marketing, collaboration, franchise or similar arrangement or any sharing of profits or losses by the Company Group with a third party;
(vii)    Contract, other than with the SBA, containing any covenant limiting or purporting to limit in any respect the right of the Company Group to (A) freely engage in any line of business or activity, to compete with any Person in any line of business or activity or compete with any Person or the manner or locations in which any of them may engage, (B) solicit any employees, customers or suppliers of any other Person, or (C) make, sell or distribute any products or services;
(viii)    Contract pursuant to which the Company Group has agreed to provide “most favored nation” status or “best pricing”;
(ix)    Contract or group of Contracts in which the Company Group has granted “exclusivity” or agreed to deal exclusively with, or granted exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person, or requiring the purchase of all or substantially all of such the Company Group’s requirements of a particular product from a vendor, supplier or other Person;
(x)    Contract with any Governmental Authority, other than the SBA;
(xi)    Contract with a manager, director, officer, or employee of any Company Group Member containing a severance, retention, change of control or other similar provision;
(xii)    Contract relating to the acquisition or disposition by the Company Group of any operating business or assets or relating to the acquisition or disposition by the Company Group of any operating business or assets under which the Company Group has any covenants, indemnity obligations, or other obligations or rights, in each case that are executory;

(xiii)    Contract under which the Company Group is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $10,000 annually;
(xiv)    Contract containing any power of attorney granted by the Company Group that is currently in effect;
(xv)    Contract relating to the settlement of any actions, suits, proceedings, orders, judgments, decrees, claims or investigations, including administrative charge or investigation by a Governmental Authority or other dispute, in each case, under which the Company Group has any executory covenants; and
(xvi)    Contract not otherwise referred to in this Section 3.9 that if terminated or expired without being renewed would have or reasonably be expected to be material to the Company Group taken as a whole.
(b)    The Contracts required to be disclosed on Schedule 3.9, and Schedule 3.10(a)(ii)-(iii), are referred to herein as the “Company Contracts.” The Company has delivered to Buyer true, correct and complete copies of each Company Contract, together with all amendments, waivers and other changes thereto. With respect to the Company Contracts: (i) no Company Contract has been canceled or, to the Company’s Knowledge, is in default or has been breached by the other party thereto that has not been cured, except to the extent such cancellation, default or breach would not reasonably be expected to be material to any Company Group Member, (ii) the Company has performed, in all material respects, all of its obligations required to be performed by it in connection with the Company Contracts and is not in default under, or in breach of, any Company Contract, and (iii) each Company Contract is legal, valid, binding, in full force and effect, and enforceable against the Company (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and the availability of equitable remedies) and the enforceability thereof will not be adversely affected by the consummation of the transactions contemplated hereby. Since December 31, 2024, none of the Company Group, Seller, or the Beneficial Owner has received any written or, to the Company’s Knowledge, oral notice of the intention of any other party to a Company Contract to terminate any Company Contract prior to the expiration of the term (including renewal terms) thereof, or to amend the material terms of any Company Contract outside of the ordinary course of business consistent with past practice.
3.10    Intellectual Property.
(a)    Schedule 3.10(a) contains a complete and accurate list, as of the date hereof, of all: (i) Patents owned or purported to be owned by the Company Group (“Company Patents”), registered Marks owned or purported to be owned by the Company Group or filed in or issued under the name of the Company Group and material unregistered Marks owned or purported to be owned by the Company Group (“Company Marks”), and registered Copyrights owned or purported to be owned by and filed in or issued under the name of the Company Group (“Company Copyrights”), in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number, the name of the body where the filing, issuance or registration was made, and the record owner of such Intellectual Property, (ii) Contracts under which the Company Group is granted rights by others in material Intellectual Property (“Licenses In”) (other than commercial off the shelf software that is made available for a cost of less than $25,000 per year) and (iii) Contracts under which the Company Group has granted rights to others in material Company Intellectual Property (“Licenses Out”).
(b)    The Company Group owns, or has a right to use, all Intellectual Property used in the Business as currently conducted.
(c)    (i) The Company Group exclusively owns all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens); (ii) except as would not, either individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole: (x) all Company Intellectual Property that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, is currently subsisting and (y), to the Knowledge of the Company, all such Intellectual Property is valid and, with respect to such Intellectual Property that is issued or registered, enforceable; (iii) except as would not, either individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, there are no pending or, to the Knowledge of the Company, threatened claims against the Company Group alleging that (x) the operation of the Business by the Company Group infringes or violates (or since four years prior to the date hereof, has infringed or violated) the rights of others in or to any Intellectual Property (“Third Party IP”) or misappropriates (or, since four years prior to the date hereof, has misappropriated) any Third Party IP or (y) any Company Intellectual Property is invalid or unenforceable; (iv) the Company Group possess licenses to use all of the material software programs used by the Company Group in the operation of the Business; (v) all former and current employees, consultants and contractors of the Company Group that have made material contributions to the Company Intellectual Property have executed written instruments with the Company Group that assign to the Company Group all rights, title and interest in and to any and all Intellectual Property in or to such contributions; and (vi) except as would not, either individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, to the Knowledge of the Company, (x) there is no, nor, since four years prior to the date hereof has there been any, infringement or violation by any Person of the Company Intellectual Property, (y) there is no, nor, since four years prior to the date hereof has there been any, misappropriation by any Person of any of the Company Intellectual Property and (z) there are no, nor, since four years prior to the date hereof have there been any, claims by any former or current employees, consultants or contractors of the Company Group that have made material contributions to the Company Intellectual Property alleging that such individual has an ownership interest in any Company Intellectual Property.
3.11    Absence of Litigation; Proceedings. There are no, and within the past four years there have been no, actions, suits, proceedings, orders, judgments, decrees, claims or investigations (“Actions”) pending and, to the Company’s Knowledge, there are no such Actions threatened against or affecting the Company Group or any of its equityholders, managers, directors, officers or employees, in each case in their capacity as such, or any of the assets or property owned or used by the Company Group and to the Company’s Knowledge, there is no basis for any of the foregoing. Neither the Company Group nor any of the assets or property owned or used by the Company Group is currently, or has been during the past four years, subject to any outstanding investigation, order, writ, injunction, judgment or decree issued by any Governmental Authority. Schedule 3.11 includes a description of all litigation, claims, proceedings or, to the Company’s Knowledge, investigations involving the Company Group or any of its directors, members, managers, officers or employees, in each case in their capacity as such, occurring, arising or existing during the past four years. To the Company’s Knowledge, no director, member, manager, officer or employee of the Company Group is, or in the past four years has been, subject to any order, writ, injunction, judgment or decree that prohibits such director, member, manager, officer or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

3.12    Compliance with Laws and Regulations; Permits.
(a)    The Company Group is, and for the past four years has been, in compliance with all applicable Laws in all material respects. In the past four years, the Company Group has not received any written notice from any Governmental Authority regarding (i) an investigation with respect to any violation with respect to any such Law, Order, policy or guideline that has not been fully resolved to the satisfaction of the applicable Governmental Authority, or (ii) any actual or alleged violation of, or any material failure to comply with, any Laws or orders or instructions of any Governmental Authority.
(b)    The Company Group owns or possesses, and has owned and possessed during the past four years, all right, title and interest in and to all Permits that are necessary to conduct the Business as currently conducted or contemplated in the business plan attached to Schedule 3.12(b), and the Company Group has provided copies of such Permits to Buyer. Schedule 3.12(b) sets forth a true, correct and complete list of all such Permits. The Company Group is in material compliance with the terms and conditions of its Permits and all such Permits are valid, in full force and effect. To the Knowledge of the Company Group, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such material Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit. The Company Group has not received written notice or, to the Company’s Knowledge, oral communication of the pending or threatened revocation, suspension, lapse, modification, or limitation of any such Permit.
(c)    The Company Group maintains a compliance program that is commensurate with the size and complexity of the Company Group and its activities and complies in all material respects with all requirements under applicable Law and guidance of Governmental Authorities with jurisdiction to supervise the Company Group. The compliance program includes an anti-money laundering policy and “know your customer” procedures for verifying the identity of customers and end-users, and identifying and reporting suspicious activity, in compliance with all anti-money laundering Laws applicable to the Company Group or the financial institutions for which the Company Group is a service provider. The Company Group is and, for the past five years has been, in material compliance with its compliance program. The Company Group promptly and duly investigates any reports of alleged compliance violations, takes and has taken corrective actions as determined to be warranted, including repayment of any overpayments and has no Knowledge of any current material compliance problems.
(d)    The Company Group is, and for the last five years has been, in compliance in all material respects with all applicable anti-money laundering Laws, federal and state Laws governing money transmitters, payment processors, other money services businesses and all applicable rules and guidelines of payment networks and payment industry self-regulatory organizations to which the Company Group is or has been subject.
3.13    Information Privacy and Data Security.
(a)    The Company Group is, and at all times during the four year period immediately prior to the date hereof have been, in compliance in all material respects with all (i) applicable Privacy Laws, (ii) published policies and procedures of the Company Group related to privacy, cybersecurity or the processing of any Personal Information, and (iii) contractual obligations to which the Company Group is bound that relate to the privacy, cybersecurity or the processing of any Personal Information (collectively, the “Privacy Requirements”) and have used commercially reasonable measures to ensure compliance with all applicable Privacy Requirements.

(b)    Except as would not, either individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, during the four year period immediately prior to the date hereof: (i) to the Knowledge of the Company, there has been no unauthorized access to, or acquisition, use, or disclosure of individually identifiable information (“Personal Information”) in the possession, custody or control of the Company Group and (ii) there have not been any claims or proceedings related to any data security incidents or any violations of any Privacy Requirements, the Company Group has not received notice of any such claims or proceedings and, to the Company’s Knowledge, there are no facts or circumstances which could reasonably be expected to serve as the basis for any such claims.
(c)    The Company Group has established and implemented written policies regarding privacy, cyber security and the processing of Personal Information that are, in each case, commercially reasonable. The Company Group has posted to each of their publicly-available online sites and services, including all mobile applications, a privacy policy that complies in all material respects with Privacy Laws and that is consistent in all material respects with their respective practices concerning the collection, use, and disclosure of Personal Information on such online sites, services, and mobile applications. Except as would not, either individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, the Company Group has sufficient controls in place to address the risks and vulnerabilities of the Company Group in light of the Business, technology, information systems and Personal Information processed by the Company Group.
(d)    The Company Group regularly conducts vulnerability testing, risk assessments and security audits related to their respective information technology systems, that are, in each case, materially consistent with reasonable industry standards. Except as would not, either individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, the Company Group has not, during the four year period immediately prior to the date hereof, made, or been required by Privacy Laws to make, any notification to any Person or Governmental Authority regarding any actual use or disclosure of information in violation of Privacy Laws. Except, in each case as would not be reasonably expected to be material to the Company Group taken as a whole for each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or processed by or on behalf of the Company Group, the Company and its applicable Subsidiaries have entered into agreements with any such third party to (i) comply with applicable Privacy Requirements with respect to Personal Information, and (ii) take appropriate steps to protect and secure Personal Information from data security incidents.
3.14    Taxes.
(a)    The Company Group has duly and timely filed all income and material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were true, correct and complete in all material respects and were prepared and filed in compliance with all applicable Laws. All Taxes due and owing by the Company Group (whether or not shown on any Tax Return) have been or will be timely paid in full, except for Taxes that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in according with GAAP.
(b)    No claim has ever been made by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns or pay Taxes that the Company Group is or may be subject to taxation by that jurisdiction.

(c)    There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company Group except for Taxes that are being contested in good faith in appropriate proceedings for which adequate reserves have been established in accordance with GAAP.
(d)    The Company Group has timely and properly deducted, withheld or collected (as required by applicable Law or this Agreement): (i) all required amounts from payments to its employees, officers, directors, agents, contractors, nonresidents, members, lenders and other Persons and (ii) all sales, use, ad valorem and value added Taxes. The Company Group timely remitted and reported all withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws.
(e)    No Tax audits or administrative or judicial Tax proceedings are pending, being conducted or, to the Knowledge of the Company Group, threatened in writing with regard to any Tax or Tax Returns of or with respect to the Company Group. The Company Group has not received in writing from any Governmental Authority (including jurisdictions where the Company Group has not filed Tax Returns) any: (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company Group.
(f)    The Company Group has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g)    After the Conversion, the Successor Company will be properly treated as a Disregarded Entity for U.S. federal and all applicable state and local income Tax purposes. From its formation until the Conversion, the Predecessor Company is and has been treated as a “C corporation” within the meaning of Section 1361(a)(2) of the Code for U.S. federal and all applicable state and local income Tax purposes.
(h)    First Western Depositor Subsidiary is currently and has always been properly treated as a Disregarded Entity for U.S. federal and all applicable state and local income Tax purposes. CIM Small Business Loan Subsidiary is currently and has always been properly treated as a Disregarded Entity for U.S. federal and all applicable state and local income Tax purposes.
(i)    As of the Seller Formation Date, Seller will be properly treated as a “C corporation” within the meaning of Section 1361(a)(2) of the Code for U.S. federal and all applicable state and local income Tax purposes.
(j)    No Company Group Member has distributed Equity Interests of another Person, and has not had its Equity Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within two years of the date hereof.
(k)    No Company Group Member would be a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code if it were taxable as a C corporation for U.S. federal income tax purposes.
(l)    No Company Group Member is nor has ever been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m)    No Company Group Member is subject to Tax in any jurisdiction other than the United States and political subdivisions thereof.
(n)    The Company Group will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period, (ii) use of an improper method of accounting for a Pre-Closing Tax Period, (iii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, pursuant to Sections 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date, (vi) election made under Section 108(i) of the Code prior to the Closing, or any (vii) similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company Group from any Pre-Closing Tax Period to any period (or portion thereof) ending after such date.
(o)    The Company Group is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any commercial agreement entered into in the ordinary course of business, the principal purposes of which is not related to Taxes), and the Company Group has no other obligation to pay any Tax on behalf of any other Person or indemnify or reimburse any other Person for any Tax. The Company Group has not ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.
(p)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company Group, and no power of attorney with respect to Taxes with respect to the Company Group is in effect.
(q)    The Company Group has made available to Buyer true, correct and complete copies of the Company Group’s income Tax Returns and all other material Tax Returns relating to the Company Group that it was required to file under applicable Laws for each of the preceding four taxable years ending prior to the Closing Date (taking into account applicable extensions granted to or obtained on behalf of the Company Group).
(r)    The Company Group has not received any recapture notification (a “Recapture Notice”) from Bedrock Energy, Inc. (“Bedrock”) relative to that certain Tax Credit Transfer Agreement between Predecessor Company and Bedrock dated April 10, 2025 (the “Tax Credit Transfer Agreement”).
3.15    Employees.
(a)    Schedule 3.15(a) contains a complete and accurate list of all of all Business Employees, setting forth for each employee his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus or commission target; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable. Schedule 3.15(a)

also contains a complete and accurate list of all of the independent contractors, consultants, temporary employees or leased employees of the Company or other agents employed or used by the Company and classified by the Company as non-employees other than any Person who is an employee of CIM SBA Staffing, LLC, a Delaware limited liability company (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the Business, initial date retained by the Company, the primary location from which services are performed, fee or compensation arrangements, average hours worked per week, any notice period required for termination of the relationship and other material contractual terms with the Company.
(b)    (i) The Company is, and for the past four years has been, in compliance in all material respects with all applicable laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, restrictive covenants, equal opportunity, harassment, discrimination, retaliation, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours, including with respect to the classification of employees for purposes of federal, state and local law and payment of minimum wage and overtime, (ii) the Company is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers, as applicable, and (iii) there are no, and within the last four years there have been no, formal or informal grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Company, threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally.
(c)    Currently and within the four years preceding the date of this Agreement, the Company is not, and has not been involved in any way in, any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices).
(d)    The Company is not a joint employer with any vendors, suppliers or other Person that is not an Affiliate of the Company.
(e)    (i) There is no, and during the past four years there has not been, any labor strike, picketing of any nature, organizational campaigns, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Business; (ii) the Company has no duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any employees with respect to the wages, hours or other terms and conditions of employment of any employee; (iii) there is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on the Company, or being negotiated, with respect to the Company’s operations or any employee; and (iv) the Company has not engaged in any unfair labor practice.
(f)    All employees of the Company Group are employed at will and no employee is subject to any employment contract with the Company, whether oral or written.

(g)    The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company for which any obligation remains unsatisfied. During the ninety-day period preceding the date hereof, no employee has suffered an “employment loss” as defined in the WARN Act with respect to the Company.
3.16    Employee Benefit Plans.
(a)    Schedule 3.16(a) sets forth a true, complete and correct list of every Company Employee Plan.
(b)    True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have previously been delivered to Buyer: (i) all documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plans a written description of the material terms of such Company Employee Plan) and any funding medium for the Company Employee Plan; (ii) the most recently filed Form 5500; (iii) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (iv) the last year of non-discrimination testing results; and (v) all non-routine correspondence to and from any Governmental Authority in the last year.
(c)    Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and no event or omission has occurred that would reasonably be expected to cause any Company Employee Plan to lose such qualification or require corrective action, including any corrective actions pursuant to the IRS’s or DOL’s voluntary correction programs (such as the IRS’s Employee Plan Compliance Resolution System) to maintain such qualification.
(d)    (i) Each Company Employee Plan and Seller Employee Plan is and has been established, operated, and administered in all material respects in accordance with applicable Laws and regulations and with its terms, including ERISA, the Code, and the Affordable Care Act. (ii) No Company Employee Plan is, or within the past four (4) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. (iii) No material litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. (iv) All payments and/or contributions required to have been timely made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law. (v) No transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Code Section 4975 has occurred with respect to any Company Employee Plan or Seller Employee Plan.

(e)    Neither the Company nor any ERISA Affiliate has in the last six years maintained, contributed to, or been required to contribute to or had any Liability or obligation with respect to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Sections 412 or 430 of the Code, or Sections 302 or 303 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). No Company Employee Plan provides medical, health, life insurance or other welfare type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with Company, or the spouses or dependents of any of the foregoing, except for continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (COBRA) or applicable similar state Law.
(f)    No Company Employee Plan is subject to the Laws of any jurisdiction outside the United States.
(g)    No Company Employee Plan or Seller Employee Plan provides for any Tax “gross-up” or similar “make-whole” payments for the benefit of any Business Employees.
(h)    Neither the execution and delivery of this Agreement, the approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any severance or other compensatory payment or benefit to any Business Employee; (ii) restrict any rights of the Company to amend or terminate any Company Employee Plan; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).
3.17    Insurance. Schedule 3.17 contains a true, correct and complete list of each insurance policy maintained by or on behalf of the Company Group with respect to its directors and officers, properties, assets, equipment, operations, employees, consultants and business, together with a claims history for the past year. All of such insurance policies are valid, binding and in full force and effect, all premiums due and payable with respect to such insurance policies have been paid on a timely basis to date. The Company Group does not maintain, sponsor, participate in or contribute to and has never had, maintained, established, sponsored, participated in or contributed to any self-insurance or co-insurance program.
3.18    Environmental Matters.
(a)    (i) The Company Group is, and has been for the past four years, in compliance in all material respects with all Environmental Requirements and, (ii) to the Knowledge of the Company, has no Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements, and the Company Group has not received any material written notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements which relate to the Company Group or any of its properties or facilities, and in the cases of (i) and (ii), except with respect to property owned by a 7(a) Borrower.
(b)    Without limiting the generality of the foregoing, the Company Group has obtained and complied with in all material respects and is currently in compliance with in all material respects all Permits that may be required pursuant to any Environmental Requirements for the occupancy of its properties or facilities or the operation of the Business.
3.19    Affiliate Transactions. Schedule 3.19 hereto describes by category all recurring affiliated services provided to or on behalf of the Company by Seller, the Beneficial Owner or their respective Affiliates and to or on behalf of Seller, the Beneficial Owner and their respective Affiliates by the Company and all on-going affiliate transactions or Contracts among the Company, on the one hand, and Seller, the Beneficial Owner or any of their respective Affiliates, on the other hand (“Affiliate Transactions”).
3.20    No Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Company Group in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company Group, or any action taken by or on behalf of the Company Group.
3.21    Indebtedness. The Company Group does not have any Funded Indebtedness.
3.22    Illegal Payments. None of the Company Group, Seller, the Beneficial Owner or any of their respective directors, officers, employees or agents have (i) offered, authorized, made or received on behalf of the Company Group any illegal payment or contribution of any kind, including any payment in violation of any Laws of any Governmental Authority, directly or indirectly, including payments, gifts or gratuities, to any Person or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons or (ii) taken any act in violation of applicable domestic or foreign anti-bribery, anticorruption or anti-money-laundering Laws, including the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. § 78dd-1, et seq.). The Company Group has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies designed to ensure compliance with applicable laws regarding illegal payments and that all books and records accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets.
3.23    Bank Accounts. Schedule 3.23 sets forth a correct and complete list of (i) all bank accounts, safety deposit boxes and lock boxes of the Company Group and designates each authorized signatory with respect thereto and (ii) all deposit account control agreements, cash management agreements or security interests in such accounts.
3.24    CARES Act Compliance. Schedule 3.24 sets forth the aggregate number of and aggregate dollar amount of (i) the PPP Loans the Company issued and (ii) all other funds issued by the Company Group pursuant to the CARES Act and Covid Relief Programs, including any COVID-19 relief funds, loans or grants issued by any Governmental Authority. The Company Group (1) confirmed to the extent required by the CARES Act that each PPP borrower of the Company met the qualifications to receive the PPP Loans; (2) has, to its knowledge, truthfully and accurately submitted any attestations or applications required for the issuance of PPP Loans; and (3) has retained true, correct, and complete copies of all documentation related to PPP Loans to the extent required by applicable Law.
3.25    Forms of Instruments. The Company has made available to Buyer copies of all standard forms of loan agreements, notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by the Company Group in the ordinary course of business.
3.26    7(a) Lending and Compliance.
(a)    The execution, delivery, and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance by the Company with any covenant herein is not in contravention with the 7(a) Laws and Regulations or any 7(a) Loan Documents, except in each case as would not reasonably be expected to be material to the Company Group taken as a whole. With respect to the Loan Receivables owned or serviced by the Company as of the date hereof, all applications, documents, and other information, including the 7(a) Loan Documents, submitted to the SBA, either on behalf of the Company or any 7(a) Borrower, with respect to the application (including eligibility and loan amount), receipt, use, or repayment of any 7(a) Loan were, to the Knowledge of the Company, true, correct, and complete in all material respects at the time such applications, documents or other information were submitted, and the Company has made available true, correct, and complete copies of all such applications, documents, and other tangible information so submitted, as well as all material documents, communications, and information related to any analysis of or rationale for, or calculations related to eligibility, necessity, loan amount, permitted use, and repayment with respect to any 7(a) Loan, the proceeds, or any use thereof.
(b)    The Company has complied in all material respects with all 7(a) Laws and Regulations and with the terms and provisions of the 7(a) Loan Documents for each Loan from the origination of such Loan to the closing date of the Loan, including the application (including eligibility and loan amount).
(c)    To the Company’s Knowledge, with respect to the Loan Receivables owned or serviced by the Company as of the date hereof, each 7(a) Borrower was eligible for a 7(a) Loan at the time of application.
(d)    None of the Company, Seller or the Beneficial Owner has, or has had, with respect to the Loan Receivables owned or serviced by the Company as of the date hereof, a real or apparent conflict of interest with any 7(a) Borrower or the SBA, and in evaluating the 7(a) Loan Documents, the Company has exercised reasonable care and judgment in determining whether a conflict of interest exists and has documented the file in detail.
(e)    The Company has exercised due care and diligence, in evaluating each 7(a) Borrower’s application for a 7(a) Loan and determining whether any 7(a) Borrower is suspended, debarred, revoked, or otherwise excluded under the SBA or government-wide debarment regulations.
(f)    The Company has made payment to the SBA of the “Upfront Fee,” as prescribed in SBA’s SOP 50 10 7.1, and the Company’s “Annual Service Fee,” as prescribed in SBA’s SOP 50 10 7.1, in connection with obtaining or maintaining any SBA guaranty of a loan made pursuant to the SBA 7(a) Lending Program.
(g)    All appropriate insurance requirements have been included in the Company’s credit memorandum with respect to any 7(a) Loan.
(h)    Each 7(a) Loan processed under the SBA’s “preferred lending program” or PLP was eligible therefor pursuant to the 7(a) Laws and Regulations.
(i)    The maximum dollar amount outstanding of the SBA’s guaranty to any one 7(a) Borrower and its affiliates has not exceeded, and does not currently exceed, the maximum amount permissible pursuant to 13 CFR 121.151.
(j)    To the Knowledge of the Company, the Company has maintained all material documents collected to support any guaranty request in the loan files of each corresponding 7(a) Borrower.
(k)    The Company does not service any loan for any third party other than the SBA.

3.27    SBA Lending Programs. Except for the SBA 7(a) Lending Program, the Company has not made loans or in any other manner participated with respect to any lending programs available through the SBA and has not made any other loans to any individuals or entities.
3.28    Loans.
(a)    A true, complete and accurate Loan tape of the Company as of September 30, 2025 (the “Loan Tape”) has been made available to Buyer within the folder entitled “Upload 10.30.25” located in the virtual data room hosted by ShareFile entitled “First Western Due Diligence.” The Loan Tape reflects all outstanding 7(a) Loans as of its date. With respect to all such outstanding 7(a) Loans, the Company has delivered to Buyer true, correct and complete copies of each Loan Document listed in the Loan Tape. The Company possesses true and complete copies of all material debt and lien affidavits, notice and agreements, environmental indemnity agreements and questionnaires, borrower’s certificates, completion and repair agreements, acknowledgments of disbursement procedures and acknowledgements of wire transfers, as applicable, for each Loan. The Seller Parties will deliver to Buyer at least three (3) Business Days prior to the Closing Date (the “Delivery Date”) an additional Loan tape, which will be a true, complete and accurate Loan tape of the Company, (i) if the Closing Date is within ten (10) calendar days following the first day of any month, as of the final day of the previous month or (ii) if the Closing Date is not within ten (10) calendar days of the first day of any month, as of the Business Day prior to the Delivery Date.
(b)    All evidences of indebtedness that are reflected as assets of the Company (i) are reflected in the Loan Documents, (ii) are, to the Company’s Knowledge, legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and the availability of equitable remedies) and (iii) to the Company’s Knowledge, were made in material compliance and conformity with all relevant Laws such that the SBA’s guaranty of such loan is effective during the term of the loan.
(c)    The credit files of the Company contain all material information (excluding general, local, or national industry, economic, or similar conditions) of which Seller has Knowledge that is reasonably required to evaluate in accordance with any Laws and the generally prevailing practices in the banking industry the collectability of the loan portfolio of Seller, including loans that will be outstanding if any Seller advances funds it is obligated to advance.
(d)    Schedule 3.28(d)(i) sets forth all OAEM (other assets especially mentioned), substandard, doubtful and loss loans (in each case, per the SBA’s categorizations), and all nonaccrual and loans on the internal watchlist of the Company, in each case as of June 30, 2025.  Schedule 3.28(d)(ii) sets forth, as of the date hereof, any material changes to Schedule 3.28(d)(i) since June 30, 2025.
(e)    With respect to any outstanding 7(a) Loan or other evidence of indebtedness under the 7(a) Lending Program, all or a portion of which has been guaranteed by the SBA, to the Company’s Knowledge, each of such 7(a) Loans was made in material compliance and conformity with all relevant Laws such that the SBA’s guaranty of such 7(a) Loan is effective during the term of such loan.
(f)    As of the date hereof, none of the Company, Seller or the Beneficial Owner is involved in any material dispute or controversy with the SBA or any party to a Loan or securitization other than in connection with any liquidation or foreclosure proceedings in the ordinary course of business.
3.29    No Other Representations or Warranties.
(a)    Except for the representations and warranties expressly set forth in this Section 3, in the Disclosure Schedule and in the Ancillary Agreements, neither the Company nor any other Person makes (and the Company, on behalf of itself and the Company Group hereby disclaims) any other express or implied representation or warranty with respect to the Company Group or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transaction (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Affiliates in connection with the Transaction.
(b)    The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3 and Section 4 of this Agreement and in the Ancillary Agreements, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the Transaction or any other transaction contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) and the Company has not relied on any representation or warranty other than those expressly set forth in Section 4 of this Agreement.
SECTION 4.    REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND THE BENEFICIAL OWNER.
Except as set forth in the Disclosure Schedule and delivered herewith by the Seller Parties to Buyer, Seller, as of the Closing Date, and the Beneficial Owner, as of the date hereof and as of the Closing Date, jointly and severally, hereby represent and warrant to Buyer that:
4.1    Organization and Qualification. The Beneficial Owner is and Seller, upon its formation will be, duly organized, formed or incorporated, as applicable, validly existing and in good standing under the Laws of the jurisdictions of their organization and of the jurisdictions in which they do business.
4.2    Authority, Power and Enforceability. The Beneficial Owner has and Seller, upon its formation will have, all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement, as applicable, to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. The Beneficial Owner has and Seller, upon its formation will have, duly approved, executed and delivered this Agreement and the Ancillary Agreements, as applicable, to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other limited liability company or corporate proceedings on the part of Seller or the Beneficial Owner, as applicable, are or will be necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller or the Beneficial Owner is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which Seller and Beneficial Owner is or will be a party (assuming due authorization, execution and delivery by Buyer) constitute legal, valid and binding obligations of Seller or the Beneficial Owner, as applicable, enforceable against Seller or the Beneficial Owner, as applicable, in accordance with their respective terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and the availability of equitable remedies).
4.3    No Conflicts; Required Filings and Consents. The execution, delivery and performance by Seller or the Beneficial Owner of this Agreement and all Ancillary Agreements to which it is a party and the performance of the transactions contemplated hereby and thereby do not and will not: (a) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of acceleration, cancellation or termination of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company Group pursuant to, any contract, agreement, obligation, permit, license or authorization to which Seller or the Beneficial Owner is a party or by which any of its assets are bound except to the extent such contravention, violation, breach or default, acceleration, right of acceleration, cancellation or termination or creation of such Lien either individually or in the aggregate, would not adversely affect the ability of Seller or the Beneficial Owner to consummate in any material respect the transactions contemplated by this Agreement and the Ancillary Agreements and perform all of its material obligations hereunder and thereunder; (b) contravene or violate or result in a violation of, or constitute a breach or default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any judgment or order of, or any restriction imposed by, any Governmental Authority applicable to Seller or the Beneficial Owner except such contraventions, violations, breaches or defaults that, either individually or in the aggregate, would not adversely affect the ability of Seller or the Beneficial Owner to consummate in any material respect the transactions contemplated by this Agreement and the Ancillary Agreements and perform all of its material obligations hereunder and thereunder; or (c) require Seller or the Beneficial Owner any notice to, declaration or filing with, or consent or approval of, any Governmental Authority, except any such notices, declarations, filings, consents or approvals the failure of which to make or obtain, either individually or in the aggregate, would not adversely affect the ability of Seller or the Beneficial Owner to consummate in any material respect the transactions contemplated by this Agreement and the Ancillary Agreements and perform all of its material obligations hereunder and thereunder.
4.4    Title to Interests.
(a)    Upon consummation of the Reorganization, Seller will have good and valid title to and unrestricted power to vote and sell, or cause to be voted and sold, free and clear of any Lien (other than Permitted Liens), the Interests. From and after the Seller Formation Date, Seller will not be a party to any option, warrant, purchase right or other Contract or commitment other than this Agreement that could require Seller to sell, transfer or otherwise dispose of any Interests, or that gives any other Person any rights with respect to, the Interests to be owned by Seller. From and after the Seller Formation Date, Seller will not be a party to any voting trust, proxy or other Contract with respect to the voting of any Interests.
(b)    The Beneficial Owner has good and valid title to and unrestricted power to vote and sell, free and clear of any Lien (other than Permitted Liens), all of the issued and outstanding Interests. The Beneficial Owner is not a party to any option, warrant, purchase right or other Contract or commitment that requires the Beneficial Owner to sell, transfer or otherwise dispose of any Interests, or that gives any other Person any rights with respect to, the Interests owned by the Beneficial Owner. The Beneficial Owner is not a party to any voting trust, proxy or other Contract with respect to the voting of any Interests. Except for the Interests, no other Equity Interests or other voting securities of Seller are issued, reserved for issuance or outstanding.

(c)    From and after the Seller Formation Date and through the consummation of the Transaction: (i) the Beneficial Owner will have good and valid title to and unrestricted power to vote and sell, free and clear of any Lien (other than Permitted Liens), all of the issued and outstanding Equity Interests of Seller (the “Seller Securities”); (ii) the Beneficial Owner will not be a party to any option, warrant, purchase right or other Contract or commitment that requires the Beneficial Owner to sell, transfer or otherwise dispose of any Seller Securities, or that gives any other Person any rights with respect to the Seller Securities owned by the Beneficial Owner; and (iii) the Beneficial Owner will not be a party to any voting trust, proxy or other Contract with respect to the voting of any Seller Securities. From and after the Seller Formation Date and through the consummation of the Transaction, except for the Seller Securities, no other Equity Interests or other voting securities of Seller are issued, reserved for issuance or outstanding.
4.5    Litigation. (a) There are no Actions pending and, to Seller’s or the Beneficial Owner’s Knowledge, threatened against or affecting Seller or the Beneficial Owner in respect of the Seller Securities, and to Seller’s or the Beneficial Owner’s knowledge, there is no basis for any of the foregoing; and (b) neither the Seller nor the Beneficial Owner is subject to any outstanding orders, judgments or decrees issued by any Governmental Authority, in each of the cases of (a) and (b) that, either individually or in the aggregate, would reasonably be expected to be material to Seller and the Beneficial Owner taken as a whole or which would adversely affect the ability of Seller, from and after the Seller Formation Date, or the Beneficial Owner to consummate in any material respect the transactions contemplated by this Agreement and the Ancillary Agreements and perform all of its material obligations hereunder and thereunder.
4.6    No Brokers. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Seller or the Beneficial Owner or any of their Affiliates who might be entitled to any brokerage, finder’s fee, commission or similar fee from Seller or the Beneficial Owner in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.
4.7    2023 Securitization. Each and every representation, warranty, and covenant made by the Seller Parties and set forth in (a) that certain Note Purchase Agreement by and between First Western Depositor, LLC, First Western SBLC, Inc., and Deutsche Bank Securities Inc., dated February 24, 2023, (b) that certain Unguaranteed Interest Sale and Assignment Agreement by and between First Western SBLC, Inc. and First Western Depositor, LLC, dated March 9, 2023, (c) that certain Indenture between CIM Small Business Loan Trust 2023-1 and Computershare Trust Company, N.A., dated March 9, 2023, (d) that certain Transfer and Servicing Agreement among CIM Small Business Loan Trust 2023-1, First Western Depositor, LLC, First Western SBLC, Inc., and Computershare Trust Company, N.A., dated March 9, 2023, (e) that certain Trust Agreement, dated as of January 3, 2023, between First Western Depositor, LLC and Wilmington Trust, National Association, (f) that certain Amended and Restated Trust Agreement among First Western Depositor, LLC, Wilmington Trust, National Association, and Computershare Trust Company, N.A., dated as of March 9, 2023, (g) that certain Administration Agreement among CIM Small Business Loan Trust 2023-1, First Western SBLC, Inc., and Computershare Trust Company, N.A., dated March 9, 2023, and (h) any other material agreement entered into with respect to the 2023 Securitization, is, in all material respects, true, correct, and accurate, and there has been no material violation thereof.
4.8    2018 Securitization. There are no outstanding liabilities related to the 2018 asset securitization.
4.9    No Other Representations or Warranties.
(a)    Except for the representations and warranties expressly set forth in this Section 4, in the Disclosure Schedule and in the Ancillary Agreements, none of the Beneficial Owner, Seller nor any other Person makes (and the Beneficial Owner and Seller, on behalf of themselves and their respective Affiliates hereby disclaim) any other express or implied representation or warranty with respect to Seller, the Beneficial Owner or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transaction (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Affiliates in connection with the Transaction.
(b)    Seller and the Beneficial Owner acknowledge and agree that, except for the representations and warranties expressly set forth in Section 5 of this Agreement and in the Ancillary Agreements, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the Transaction or any other transaction contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) and Seller and the Beneficial Owner have not relied on any representation or warranty other than those expressly set forth in Section 5 of this Agreement.
SECTION 5.    REPRESENTATIONS AND WARRANTIES CONCERNING BUYER.
Buyer hereby represents and warrants to the Company, Seller and the Beneficial Owner, as of the date hereof and as of the Closing Date, that:
5.1    Organization. Buyer is duly formed, validly existing and in good standing under the Laws of the State of Delaware.
5.2    Authority, Power and Enforceability. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. Buyer has duly approved, executed and delivered this Agreement, and will duly approve, execute and deliver the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements to which Buyer is a party, assuming due authorization, execution and delivery by the other parties thereto constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and the availability of equitable remedies).
5.3    No Conflicts; Required Filings and Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the performance of the transactions contemplated hereby and thereby do not and will not: (a) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, give rise to a right of acceleration, cancellation or termination of or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Buyer pursuant to, any material contract, agreement, obligation, permit, license or authorization to which Buyer is a party or by which any of its assets are bound, except to the extent such contravention, violation, breach or default, acceleration, right of acceleration, cancellation or termination or creation of such Lien, either individually or in the aggregate, would not adversely affect the ability of Buyer to consummate in any material respect the transactions contemplated by this Agreement and the Ancillary Agreements and perform all of its material obligations hereunder and thereunder; (b) contravene or violate or result in a violation of, or constitute a breach or default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any judgment or order of, or any restriction imposed by, any court or Governmental Authority applicable to Buyer except such contraventions, violations, breaches or defaults that, either individually or in the aggregate, would not adversely affect the ability of Buyer to consummate in any material respect the transactions contemplated by this Agreement and the Ancillary Agreements and perform all of its material obligations hereunder and thereunder; (c) require from Buyer any notice to, declaration or filing with, or consent or approval of, any Governmental Authority, except any such notices, declarations, filings, consents, or approvals the failure of which to make or obtain, either individually or in the aggregate, would not adversely affect the ability of Buyer to consummate in any material respect the transactions contemplated by this Agreement and the Ancillary Agreements and perform all of its material obligations hereunder and thereunder; or (d) violate the Governing Documents of Buyer.
5.4    Available Funds. Buyer has delivered to the Seller Parties a true and complete copy, as in effect on the date of this Agreement, of the fully executed equity commitment letter, by and between Buyer and DF Capital TR, LLC (the “Investor”) pursuant to which Investor has committed, subject in all respects to the terms and conditions thereof, to invest or contribute to, or cause to be invested or contributed to Buyer, directly or indirectly, the cash amounts set forth therein (the “Equity Financing”). The Equity Commitment Letter is a valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and general principles of equity), and no event has occurred, which, with or without notice, lapse of time or both, would result in a default by the Investor under the Equity Commitment Letter. The Equity Financing, when funded in accordance with the Equity Commitment Letter, will provide Buyer with cash proceeds at the Closing in an amount sufficient to consummate the Transactions on the terms contemplated hereby.
5.5    Solvency. Buyer is not entering into this Agreement or the Transaction with the intent to hinder, delay or defraud either present or future creditors. After giving effect to the Transaction, at and immediately after the Closing, Buyer (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its existing debts as they mature or become due), (ii) will have adequate capital and liquidity with which to engage in its businesses and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
5.6    Investment Intent. Buyer is acquiring the Interests for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable Law. Buyer acknowledges that the Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities Laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state Laws or an exemption from such registration is available.
5.7    No Brokers. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer in connection with the Transaction.
5.8    No Other Representations or Warranties.
(a)    Except for the representations and warranties expressly set forth in this Section 5 and in the Ancillary Agreements, neither Buyer nor any other Person makes (and Buyer, on behalf of itself and its Affiliates hereby disclaims) any other express or implied representation or warranty with respect to the Transaction or to any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transaction (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to the Company, Seller, the Beneficial Owner or any of their respective Subsidiaries or their respective Affiliates in connection with the Transaction.
(b)    Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3 and Section 4 of this Agreement, as applicable, in the Disclosure Schedule and in the Ancillary Agreements, none of the Company Group, Seller, the Beneficial Owner or any other Person has made any express or implied representation or warranty with respect to the Company Group, Seller, the Beneficial Owner or any of their respective Subsidiaries or their respective Affiliates (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) and Buyer has not relied on any representation or warranty other than those expressly set forth in Section 3 and Section 4 of this Agreement, in the Disclosure Schedule and in the Ancillary Agreements. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that it has not relied on any other representation or warranty other than those expressly set forth in Section 3 and Section 4 of this Agreement, in the Disclosure Schedules and in the Ancillary Agreements.
SECTION 6.    PRE-CLOSING COVENANTS AND AGREEMENTS.
6.1    Further Actions. From the date hereof until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 10, each Party will, and will cause their respective controlled Affiliates to, cooperate in good faith with the other Parties and their respective controlled Affiliates and take such actions and execute and deliver such documents and instruments that are reasonably necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable, including using its reasonable best efforts to: (a) obtain the SBA Consent, (b) prevent the entry of any pending or threatened Order that would prevent, prohibit or delay the consummation of the transactions contemplated hereby, (c) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the transactions contemplated hereby, (d) effect all necessary registrations, applications, notices and other filings required by applicable Law to consummate the transactions contemplated hereby and (e) cooperate with the other Parties with respect to all registrations, applications, notices and other filings by any other Party that are required by applicable Law or that such other Party otherwise elects to make to consummate the transactions contemplated hereby.
6.2    Operation of the Business.
(a)    From the date hereof until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 10, except as expressly permitted by this Agreement, as set forth in Schedule 6.2 of the Disclosure Schedule, required by any applicable Law, or Order, or as Buyer may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company Group shall:
(i)    conduct the Business in the ordinary course consistent with past practice;
(ii)    use commercially reasonable efforts to maintain and preserve intact its existing business organizations and relations with its employees, customers, suppliers and others with whom it has a business relationship in the ordinary course of business consistent with past practice;
(iii)    conduct its business in material compliance with applicable Law; and

(iv)    provide notice and a summary to Buyer of any loans or advances to, or guarantees for the benefit of, any potential 7(a) Borrower.
(b)    From the date hereof until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 10, except as expressly permitted by this Agreement, as set forth in Section 6.2 of the Disclosure Schedules, required by any applicable Law, Order or Contract, or as Buyer may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not and shall not permit the Company Group to:
(i)    reclassify, split, combine, redeem, purchase or otherwise acquire or pledge, sell or otherwise subject to any Lien (other than Permitted Liens) any of its Equity Interests;
(ii)    issue, sell or transfer any notes, bonds or other debt securities, any Equity Interests or any securities convertible, exchangeable or exercisable into, directly or indirectly, or any subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any of its Equity Interests;
(iii)    borrow, incur or guarantee any Funded Indebtedness (including any guarantees of any Funded Indebtedness of any other Person);
(iv)    waive, cancel compromise or release any rights or claims that, individually or in the aggregate, would reasonably be expected to be material to the Company Group taken as a whole, other than in the ordinary course of business;
(v)    (1) enter into any Company Contract, or (2) enter into any material amendment, modification, waiver or termination of any Company Contract or the Company’s rights thereunder or consented to such amendment, modification, waiver or termination, or entered into any other material transaction, in the cases of (1) and (2), other than in the ordinary course of business consistent with past practices;
(vi)    except as required under the terms of any Employee Plans, or otherwise required by applicable Law, not make any material change in the compensation payable or to become payable to any of the Company’s directors, managers, officers, employees or Contingent Workers other than normal merit increases in accordance with usual practices, or as provided for in any written agreements, or enter into any bonus payment or arrangement with any of such directors, managers, officers, employees or Contingent Workers or establish or create any employment, deferred compensation or severance arrangement or employee benefit plan with respect to such Persons or the material amendment of the foregoing;
(vii)    make any material change in accounting methods (including with respect to reserves) or practices or collection, credit, pricing or payment policies of the Company Group;
(viii)    make any loans (other than Loan Receivables) or advances to, or guarantees for the benefit of, any Persons;
(ix)    other than in connection with any liquidation or foreclosure proceedings in the ordinary course of business, commence or institute or waive, release, assign, compromise, settle or agree to settle any claim or lawsuit other than waivers, releases, compromises or settlements in the ordinary course of business consistent with past practice;

(x)    make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim, assessment or deficiency, surrender any right to claim a Tax refund, make or request any Tax ruling, enter into any transaction giving rise to a deferred gain or loss, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
(xi)    make any change to the Governing Documents of the Company Group, except as contemplated by the Conversion;
(xii)    enter into or adopt any plan or agreement of complete or partial liquidation or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Laws now or hereafter in effect;
(xiii)    make any capital expenditures, capital additions or capital improvements in excess of $50,000 in the aggregate per month, for each full or partial calendar month for such applicable period;
(xiv)    merge, consolidate or combine with, acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any entity, or otherwise make any capital contribution, or loan to (other than Loan Receivables), or investment in any entity;
(xv)    sell or otherwise dispose of, lease or license any material properties or assets of the Company Group except for sales of the guaranteed portions of Loan Receivables in the ordinary course of business;
(xvi)    change in any material respect the cash management practices, policies or procedures of the Company Group with respect to the collection of accounts receivable, establishment or reserves for uncollectible accounts receivable, accrual of accounts receivable, payment of accounts payable, purchases, prepayment of expenses or deferral of revenue, from the Company’s and the Company Group’s practices, policies and procedures with respect thereto in the ordinary course of business consistent with past practice;
(xvii)    create or permit any Liens (other than Permitted Liens) on any assets, properties or Equity Interests of the Company Group; and
(xviii)    commit or agree, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement.
6.3    Intercompany Arrangements. Immediately prior to the Closing, all intercompany balances and accounts between the Seller Parties and any of their Affiliates (other than the Company Group), on the one hand, and any Company Group Member, on the other hand, shall be settled or otherwise eliminated by the Seller Parties, including, for the avoidance of doubt, any “dividends payable” or “due to parent and affiliate” line items noted on the Base Balance Sheet. Intercompany balances and accounts solely among any of the Company Group shall not be affected by this provision. Immediately prior to the Closing, except for this Agreement and the Ancillary Agreements to be entered into in connection with this Agreement, all contracts between the Seller Parties or their Affiliates (other than the Company Group), on the one hand, and any Company Group Member, on the other hand, shall be terminated and cease to have any further force and effect, such that no party thereto shall have any further obligations therefor or thereunder.
6.4    Intercompany Transfers. On or prior to the Closing Date, the Seller Parties shall cause to be transferred, conveyed and assigned to the Company, or such other Company Group Member as is designated by the Company and agreed to by Buyer in writing, (i) all assets included in Schedule 6.4 and (ii) all Transferred IP, in each case for no additional consideration, free and clear of all Liens, other than Permitted Liens or Liens related to Funded Indebtedness that will be discharged at Closing.

6.5    Access and Investigation.
(a)    Subject to applicable Law, upon reasonable advance notice, from the date hereof until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 10, the Company shall give Buyer (including Buyer’s financial and legal representatives and advisors) reasonable access (during regular business hours) to, or copies of, all of the Business Employees, properties, books, records, contracts, documents and insurance policies of the Company Group, provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information of the Company Group.
(b)    Subject to applicable Law, from and after the Closing, Buyer shall cause the Company to, and the Company shall, (a) retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company in existence at the Closing that are required to be retained under current retention policies (collectively, the “Records”) for a period of five years from the Closing Date, and (b) upon reasonable advance notice, provide Seller or its Representatives at Seller’s expense with reasonable access without hindering the normal operations of the Company, during normal business hours, and upon reasonable advance notice and under the supervision of Buyer’s or the Company’s personnel, to the Records with respect to periods or occurrences prior to the Closing Date.
6.6    Notifications. From the date hereof until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 10, Seller shall promptly deliver to Buyer written notice of any event, fact, circumstance or condition that does or could reasonably be expected to (i) render satisfaction of the conditions in Section 8.2 impossible or unlikely as of the Closing or (ii) prohibit, prevent or materially delay the timely consummation of the transactions contemplated hereby.
6.7    Directors’ and Officers’ Liability Insurance. From and after the Closing, for any claims arising from acts, events, facts, circumstances, matters, incidents or omissions involving the Company Group that arose prior to the closing (“Pre-Closing Occurrences,” and such claims, “Qualifying Claims”), the Beneficial Owner, at its own cost and expense, shall use provide the Company Group access to the benefits available under the existing directors’ and officers’ liability insurance policies (the “D&O Policy”) applicable to the Company Group. Upon the Company’s written request, the Beneficial Owner shall or shall cause its applicable Affiliates to, use commercially reasonable efforts to make and pursue any Qualifying Claim under the D&O Policy; provided, that such Qualifying Claim is eligible to be submitted in accordance with the terms and conditions of the D&O Policy. To the extent the insurance proceeds in respect of any such Qualifying Claim are recovered by the Beneficial Owner and its Affiliates, the Beneficial Owner shall remit, or cause to be remitted, the amount of such proceeds to the Company promptly after such recovery.
6.8    Exclusivity.

(a)    From the date hereof until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 10, none of the Company Group, Seller or the Beneficial Owner shall take, nor shall the Company Group, Seller or the Beneficial Owner permit, any of their respective Representatives to take (directly or indirectly), any of the following actions with any Person other than Buyer or its Affiliates: (i) solicit, entertain, initiate, facilitate or knowingly encourage any proposal or offer from, or participate or engage in or conduct any discussion or negotiations with, any Person relating to any inquiry, contact, offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Competing Transaction (as defined below) for the Company Group; (ii) provide any information with respect to the Company Group to any Person other than Buyer or its Affiliates, relating to (or which the Company Group reasonably believes would be used for the purpose of formulating) an offer or proposal with respect to, or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Competing Transaction; (iii) approve or agree to or enter into an agreement with any Person other than Buyer or its Affiliates providing for a Competing Transaction; or (iv) authorize or permit the Company Group’s, Seller’s or the Beneficial Owner’s Representatives to directly or indirectly take any such action. The Company shall promptly notify Buyer after receipt by the Company Group, Seller, the Beneficial Owner or any of their respective Representatives of any proposal for, or inquiry respecting, any Competing Transaction or any request for nonpublic information in connection with such proposal or inquiry.
(b)    A “Competing Transaction” means any of the following involving, either directly or indirectly, the Company Group: (i) a merger, amalgamation, arrangement, consolidation, share exchange, business combination, equity investment or other similar transaction; (ii) any issuance, sale, lease, exchange, transfer, financing, leveraged recapitalization or other disposition of a material portion of the assets or debt or equity securities of the Company Group, either directly or indirectly; and (iii) a tender offer or exchange offer for, or other offer to purchase or redeem, any of the outstanding Equity Interests of the Company Group.
6.9    401(k) Plan. With respect to any Employee Plan intended to meet the requirements of Section 401(k) of the Code (each, a “401(k) Plan”), prior to the Closing, Seller shall have terminated the Company’s participation in such 401(k) Plan by written resolutions of the board of directors of the sponsor of such 401(k) Plan, in form and substance acceptable to Buyer, which make such termination effective as of the day immediately preceding the Closing but contingent upon the Closing. Buyer shall take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Buyer (the “Buyer 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans to the extent the 401(k) Plan allows for such transfer) in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the 401(k) Plan to Buyer 401(k) Plan. Each Continuing Employee shall become a participant in Buyer 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 7.5(b)); it being agreed that Buyer shall take commercially reasonable efforts to allow for participation in a tax-qualified defined contribution plan as soon as administratively feasible.
6.10    CIM Marks. Prior to the Closing Date, Seller shall, and shall cause the Company Group (other than the CIM Small Business Loan Subsidiary) to, (i) cease and discontinue all use and display of the CIM Marks, (ii) eliminate the CIM Marks from, revise, paint over or otherwise permanently obscure the CIM Marks on, or destroy, any existing inventory, collateral, signage or other public-facing materials (including any websites, publicly distributable documents and other digital or physical public-facing materials bearing the CIM Marks) in the possession or under the control of the Company Group following the Closing, and (iii) change the font and color of the Company Marks such that all use of the Company

Marks is substantially distinguishable from the CIM Marks. Notwithstanding the foregoing, following the Closing, Buyer and the Company Group shall be permitted to continue using the CIM Marks solely in a nominative manner in textual references to the historical relationship between the CIM Group Entities and the Company Group, which references are factually accurate; provided, that, solely until the expiration or termination of the Trust Agreement, the CIM Small Business Loan Subsidiary may continue to use the CIM Marks solely as part of the corporate name “CIM Small Business Loan Trust 2023-1”.
6.11    Information. Promptly after the date hereof, Buyer and the Beneficial Owner shall cause the appropriate personnel (including applicable information technology personnel) to reasonably cooperate in good faith to, subject to Section 7.6(d), establish processes and procedures for the identification of data and records created within six (6) years prior to the date hereof in the possession or control of the CIM Group Entities and the Company Group that contain Information related to the Business and the classification of all such data and records as containing either only Company Information or as also containing Commingled Information. The Parties will reasonably cooperate in good faith to resolve in a reasonable and expeditious manner any disputes with respect to this Section 6.11 (including the classification of such data and records by the Parties’ personnel or any such third party). The Parties will reasonably cooperate in good faith to conclude the identification and classification activities contemplated by this Section 6.11 as soon as reasonably practicable, each Party acknowledging that such activities may not be completed prior to the Closing Date. Beneficial Owner shall be responsible for any costs incurred in connection with the identification and classification activities contemplated by this Section 6.11; provided, that in no event shall the Beneficial Owner be responsible for any of Buyer’s costs, expenses, or fees (including attorneys’ fees) arising out of, or relating to, any dispute, controversy, or resolution process among the Parties with respect to this Section 6.11. For clarity, to the extent that data and records of any Company Group Member are shared with Buyer or its Representatives as part of the activities contemplated by this Section 6.11, the confidentiality obligations set forth in Section 7.1(a) shall apply to Buyer and its Representatives with respect to any Company Information or Commingled Information accessed pursuant to this Section 6.11.
SECTION 7.    POST-CLOSING COVENANTS AND AGREEMENTS.
7.1    Confidentiality.
(a)    The terms of the Confidentiality Agreement, dated as of March 20, 2024 (the “Confidentiality Agreement”), by PHG Acquisitions, LLC, an Affiliate of Buyer, for the benefit of Beneficial Owner are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, each Party shall, and shall cause its Affiliates and their respective Representatives to, keep confidential any information concerning the other parties or any of their Affiliates (other than the Company Group) furnished by or on behalf of the other Party in connection with the Transaction.
(b)    From and after the Closing, each Seller Party agrees to, and shall take reasonable measures to cause its respective agents, representatives, Affiliates, employees, officers and directors (collectively, “Representatives”) (in each case, as applicable) to, treat and hold as confidential all of Buyer’s and the Company’s Trade Secrets, processes, patent applications, products, brands (including product specifications, recipes, formulas or manufacturing processes), product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of contracts operations methods, supplier information and relationships, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary documents and information relating to the business and affairs of Buyer and the Company Group, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information and the organization documents and other corporate records and information of Buyer and the Company Group (the “Confidential Information”) and refrain from using any Confidential Information except in connection with this Agreement. Notwithstanding the foregoing, Confidential Information shall not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or that was independently developed by the Seller Parties without use of, reliance upon or reference to Confidential Information or was in their rightful possession before the disclosure of the applicable Confidential Information to them. Notwithstanding anything in this Agreement to the contrary, (i) a Seller Party may disclose Confidential Information to any Representative of a Seller Party who has a need to know such information for a proper purpose of a Seller Party and who is informed of the obligation to hold such information confidential (and provided, that the Seller Parties will be responsible for any breach by their Representatives of the confidentiality obligations contained herein); (ii) a Seller Party or its Representatives may disclose Confidential Information as required by Law (including securities Laws) or court, arbitral, or governmental order or process, or any stock exchange listing; and (iii) the Seller Parties can disclose Confidential Information to the extent necessary to enforce their rights under this Agreement. In the event that any Seller Party or any of its Representatives becomes legally compelled to disclose any Confidential Information pursuant to any court, arbitral or other governmental order or process, such Person shall, to the extent legally permissible, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with the provisions of this Section 7.1. In the event that a protective order or other remedy is not obtained or if Buyer waives compliance with this Section 7.1, such Person shall furnish only that portion of such Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information.
7.2    Tax Matters.
(a)    Tax Treatment. For U.S. federal (and applicable state and local) income Tax purposes, the Parties intend to treat the Transaction as the purchase and sale of the assets of the Company, subject to applicable liabilities, in a transaction governed by Section 1001 of the Code (the “Intended Tax Treatment”). The Parties and their respective Affiliates (i) shall report the Transaction in a manner consistent with the Intended Tax Treatment and (ii) shall not take a position on any Tax Return or any proceeding inconsistent with the Intended Tax Treatment, unless otherwise required by applicable Law or a final “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non U.S. Law).
(b)    Allocation of Purchase Price. The Parties agree that the Closing Purchase Price and any other amounts treated as consideration for income Tax purposes shall be allocated among the assets of the Company in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, as provided on Appendix II (the “Allocation Schedule Methodology”). Within thirty days following the final determination of the Closing Purchase Price, Buyer shall prepare and deliver to Seller an allocation for Tax purposes of the Closing Purchase Price (plus the Liabilities of the Company and any other relevant items) among the assets of the Company prepared in accordance with the Allocation Schedule Methodology (the “Allocation Schedule”). The Allocation Schedule shall be subject to Seller’s review and comment; provided, that, if Seller shall have any one or more objections to the Allocation Schedule, Seller shall deliver a detailed statement describing its objections to Buyer within thirty days after receiving the Allocation Schedule. Buyer shall consider in good faith any reasonable comments made by Seller to the Allocation Schedule that are timely received pursuant to the preceding sentence. Buyer shall prepare and deliver to Seller, from time to time, for Seller’s review and comment (and subject to the same procedures set forth above that apply to the

Allocation Schedule), revised or supplemental copies of the Allocation Schedule (the “Revised Allocation Schedule”) so as to report any matters on the Allocation Schedule that need updating or as may be required by Section 1060 of the Code and the Treasury Regulations promulgated thereunder (including any adjustments to the Closing Purchase Price, if any). The Allocation Schedule and any Revised Allocation Schedule (each as finally determined hereunder) shall be conclusive and binding upon Buyer, Seller and the Beneficial Owner for all Tax purposes, and the Parties agree that all Tax Returns (including IRS Form 8594 and any supplements thereto) shall be prepared in a manner consistent with (and the Parties shall not otherwise take a Tax position on a Tax Return or otherwise that is inconsistent with) the Allocation Schedule and any Revised Allocation Schedule (each as finally determined hereunder) unless required by the IRS or any other applicable taxing authority.
(c)    Preparation of Tax Returns.
(i)    The Seller, at the Seller’s cost and expense, shall (A) prepare and file (or cause to be prepared and filed) all Tax Returns of the Company Group that are due prior to the Closing Date taking into account any extensions of such filing date (the “Pre-Closing Returns”). Seller shall prepare all Pre-Closing Returns in a manner consistent with past practice, unless otherwise required by applicable Law. The Seller shall submit a draft of any Pre-Closing Return to Buyer for review at least twenty (20) days before the earlier of (1) the due date for filing thereof or (2) if the date such Tax Return is due is within fifteen days of the date of this Agreement, as soon as reasonably practicable prior to the due date of such Tax Return. Seller shall consider in good faith any reasonable comments made by Buyer to the Pre-Closing Returns timely received pursuant to the preceding sentence.
(ii)    Buyer shall prepare and file (or cause the Company to prepare and file) all Tax Returns of the Company Group (other than Pre-Closing Returns) for any Pre-Closing Tax Period that are due after the Closing Date (the “Buyer Prepared Returns”). All Buyer Prepared Returns shall be prepared in a manner consistent with past practice of the Company Group, unless otherwise required by applicable Law. Each Buyer Prepared Return shall be submitted to Seller for Seller’s review and comment (A) at least twenty (20) days prior to the due date of such income Tax Return (taking into account extensions) and (B) in the case of any other Tax Return that shows an amount for which Seller is responsible for under the terms of this Agreement and such Tax Return is due within fifteen days of the date of this Agreement, as soon as reasonably practicable prior to the due date of such Buyer Prepared Return. Buyer shall consider in good faith any reasonable comments made by Seller and incorporate all comments that reduce the amount of Tax for Pre-Closing Tax Periods in such Buyer Prepared Return prior to filing. Seller shall pay to Buyer those Taxes shown on any Buyer Prepared Return (and with respect to any Buyer Prepared Return for any Straddle Period allocated to Seller in a manner consistent with Section 7.2(g)) no later than five (5) Business Days before Buyer is required to file such Buyer Prepared Returns with the applicable taxing authority (taking into account any extensions timely filed by the Company Group), except to the extent the amount of any such Taxes was taken into account in determining the Closing Purchase Price, as finally determined.
(d)    Transfer Taxes. Seller shall each bear and pay for one hundred percent (100%) of any transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The applicable Parties shall cooperate in preparing and filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.
(e)    Tax Cooperation. The Parties shall cooperate, as and to the extent reasonably requested by Buyer or Seller, in connection with (i) the preparation and filing of any Tax Return of the Company Group, (ii) any Tax Contest, and (iii) any other matter under this Agreement relating to Taxes of the Company Group, in each case with respect to any Pre-Closing Tax Period (including any Straddle Period). Such cooperation shall include the retention and, upon Buyer’s or Seller’s request, the provision of records and information that are reasonably relevant to any such Tax matter and access to employees and representatives on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company Group, Seller and the Beneficial Owner agree to: (A) retain all books and records relevant to Tax matters of the Company Group with respect to Pre-Closing Tax Periods until the expiration of the statute of limitations (and any extensions thereof) of the applicable Tax period, and (B) give Buyer reasonable written notice prior to destroying or discarding any such books and records and, if Buyer so requests upon such notice, Seller and the Beneficial Owner shall allow Buyer to take possession of such books and records.
(f)    Tax Contests. If, at any time after the Closing, Buyer or the Company receives notice of any proposed assessment of Taxes or the commencement of any Tax audit or administrative or judicial Tax proceeding with respect to Taxes payable by the Company for a Pre-Closing Tax Period (a “Tax Contest”), then Buyer shall promptly notify Seller, in writing, of such notice; provided, that no failure or delay of Buyer or the Company in providing such notice shall reduce or otherwise affect the obligations of Seller pursuant to this Agreement, except to the extent that Seller is actually prejudiced as a result of such failure or delay. Buyer shall control the defense, compromise or other resolution of any such Tax Contest; provided, that if a Tax Contest relates solely to a Pre-Closing Return or any Indemnified Tax item, Seller shall have the right to assume control, at Seller’s expense, of such Tax Contest if within fifteen days of receiving notice of the Tax Contest Seller notifies Buyer of its intent to take control of such Tax Contest; provided, further, that (i) Buyer shall have the right to participate in the defense of any such Tax Contest and to employ its own counsel at its expense and (ii) Seller shall not settle any such Tax Contest without Buyer’s written consent, not to be unreasonably withheld, conditioned or delayed. If Seller does not elect to control such Tax Contest, or for any other Tax Contest that relates to a Pre-Closing Tax Period, Buyer shall control such Tax Contest; provided, that Seller shall have the right to participate in the defense of such Tax Contest and to employ its own counsel at its expense. If a Recapture Notice is provided to the Seller during the “recapture period” as defined in the Tax Credit Transfer Agreement, Seller will promptly notify Buyer and provide a copy of such Recapture Notice to Buyer. In the event of a conflict between the provisions of this Section 7.2(f) and Section 9.2(e) with respect to a Tax Contest, the provisions of this Section 7.2(f) shall control.
(g)    Straddle Period Taxes. Wherever applicable for this Agreement, in the case of a Straddle Period, the amount of any Taxes based on or measured by income, receipts, sales, use or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or non-U.S. entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(h)    Tax Refunds.
(i)    Buyer shall not make, or cause the Company Group to make, an election to waive the carry back of any Tax attribute or credit attributable to any Pre-Closing Tax Period (including any Straddle Period).
(ii)    If an Indemnified Party receives a refund, credit, or offset of any Taxes (including penalties and interest) as to which it has previously been indemnified pursuant to Section 9.2 and such amount was actually paid by the Indemnifying Party, the Indemnified Party shall pay to the Indemnifying Party an amount equal to such refund (including penalties and interest), net of any out-of-pocket costs and expenses incurred by the Indemnified Party in connection with obtaining such refund, credit, or offset, within 30 days after receipt thereof.
7.3    Non-Competition; Non-Solicitation.
(a)    During the two (2) year period immediately following the Closing Date (the “Restricted Period”), the Beneficial Owner and its controlled Affiliates, will not: (i) directly or indirectly, anywhere in the Restricted Territory, whether as owner, partner, stockholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest or actively prepare to engage, participate, assist or invest in any Person that is engaged in any business that competes with any portion of the Business conducted by the Company as of the Closing Date (a “Competing Business”); provided, however, that the foregoing shall not prohibit the Beneficial Owner or its controlled Affiliates from owning up to three percent (3%) of the outstanding equity securities of a company that is publicly traded on a national securities exchange or in the over the counter market so long as such Person has no active participation in connection with the business of such company; (ii) directly or indirectly, recruit or attempt to recruit any Business Employee or any other person that is employed or engaged by the Company Group on the Closing Date or otherwise solicit, induce or influence, or attempt to solicit, induce or influence, any such person to leave employment with the Company Group, Buyer or any of their Affiliates; provided, however, that a general solicitation not specifically targeted at the Business Employees or the employees of the Company Group shall not be a violation of this clause (ii); or (iii) knowingly directly or indirectly, solicit or encourage, or attempt to solicit or encourage, any referral source, customer, supplier, integration partner or vendor of the Company Group as of the Closing Date with the purpose of causing any such Person to terminate or otherwise modify adversely its business relationship with the Company Group or Buyer.
(b)    The “Restricted Territory” means the United States of America.
(c)    Each Seller Party understands that the restrictions set forth in this Section 7.3 are intended to protect the interests of the Company, Buyer and their respective Affiliates in the Company’s proprietary information, goodwill and established employee, customer, supplier, consultant and vendor relationships, and agree that such restrictions are reasonable and appropriate for this purpose. Each Seller Party further acknowledges and agrees that the time, scope, geographic area and other provisions of this Section 7.3 have been specifically negotiated by sophisticated parties and absent each Seller Party’s agreement to and compliance with the restrictions set forth in this Section 7.3, Buyer would not have entered into the Transaction. The Restricted Period shall be extended with respect to a Seller Party by each day that such Seller Party is in breach of Section 7.3. The Seller Parties’ obligations under this Section 7.3 are independent of any other obligation of the Company, Buyer or their respective Affiliates has to Seller or the Beneficial Owner, including any obligation under this Agreement. The existence of any claim or cause of action by the Company or a Seller Party against Buyer, or Buyer against the Company, as applicable, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer or the Company, as applicable, of the restrictive covenants contained in this Section 7.3.
(d)    The Parties expressly agree that the subject matter, length of time, geographical scope, and range of activities, as applicable, contained in this Section 7.3 are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the restrictive covenants set forth in this Section 7.3 is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Parties hereto that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Seller Parties that may be enforceable under applicable Law, to the fullest extent of such enforceability to assure Buyer of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure Buyer of the intended benefit of this Agreement, it is expressly understood and agreed among the Parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.
7.4    Further Assurances. Each of the Parties hereto shall, after the Closing, use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
7.5    Employee Matters.
(a)    Prior to the Closing Date, Seller shall transfer the employment of each Business Employee who is employed by Seller or its Affiliate (other than the Company), as set forth on Schedule 3.15(a), to the Company. Buyer agrees that each employee of the Company at the Closing who continues to remain employed with the Company (a “Continuing Employee”) shall, during the period commencing at the Closing and ending on the first anniversary of the Closing, be provided with (i) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company to each such Continuing Employee immediately prior to the Closing, (ii) annual cash bonus opportunities that are no less favorable than the annual cash bonus opportunities provided by the Company to each such Continuing Employee immediately prior to the Closing, as set forth on Schedule 3.15(a), (iii) retirement, welfare and other benefits, including cash compensation, that are no less favorable in the aggregate than those provided by the Company to each such Continuing Employee immediately prior to the Closing, as set forth on Schedule 7.5(a), and (iv) severance benefits that are no less favorable than those provided to similarly situated employees of Buyer.
(b)    Buyer shall take the following actions, to the extent permitted by applicable Law: (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates, or post-Closing group health plans of the Company, to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with Seller or its Affiliates (including the Company) for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan, except for benefit accrual under defined benefit plans or to the extent it would result in a duplication of benefits.

Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Employee Plan, (ii) prevent Buyer, the Company or any of their Affiliates from amending or terminating any of their benefit plans in accordance their terms, (iii) prevent Buyer, the Company or any of their Affiliates, after the Closing, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any Business Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee or under any benefit plan which Buyer, Seller, the Company, or any of their Affiliates may maintain.
7.6    Information.
(a)    The Beneficial Owner shall use its commercially reasonable efforts to transfer, as soon as reasonably practicable following the Closing, a copy of data and records created within six (6) years prior to the date hereof in the CIM Group Entities’ possession or control containing Company Information or Commingled Information, provided, that the Beneficial Owner shall be permitted to redact or remove from such data and records pertaining to Commingled Information any Information to the extent it relates to the CIM Group Entities’ retained businesses or activities. Notwithstanding the foregoing, all Loan Documents with respect to outstanding 7(a) Loans, to the extent not in the possession of a Company Group Member as of the Closing Date, will be transferred following the Closing to the Company as soon as reasonably practicable.
(b)    From and after the Closing Date until eighteen (18) months following the Closing Date, the Beneficial Owner shall respond to reasonable requests from Buyer for data and records created within six (6) years prior to the date hereof not transferred to Buyer that contain Commingled Information, and the Beneficial Owner shall consider in good faith whether any such data or records should be, or should have been, transferred to Buyer pursuant to Section 7.6(a). If the Beneficial Owner reasonably determines that such data or records should be, or should have been, transferred to Buyer, the Beneficial Owner will promptly transfer copies of such data or records to Buyer, subject to redactions or removals as contemplated by Section 7.6(a). In the event that Buyer, its Affiliates, or the Beneficial Owner discovers that Information that exclusively relates to the CIM Group Entities’ retained businesses or activities were transferred or provided to Buyer, one of its Affiliates or a Company Group Member, then Buyer shall return or delete, at the Beneficial Owner’s election and expense, all such Information.
(c)    Notwithstanding anything to the contrary in this Agreement, after the Closing Date, Buyer agrees to, and shall take reasonable measures to cause its Representatives (in each case, as applicable) to, treat and hold as confidential all Commingled Information transferred or otherwise disclosed or made available to Buyer pursuant to this Section 7.6 or Section 6.11. Notwithstanding the foregoing, such obligation shall not apply to any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or that was independently developed by the Buyer or its Affiliates without use of, reliance upon or reference to Commingled Information or was in their rightful possession before the disclosure of the applicable Commingled Information to them. Notwithstanding the foregoing, Buyer and its Affiliates may disclose Commingled Information as required by Law (including securities Laws) or court, arbitral, or governmental order or process, or any stock exchange listing. In the event that Buyer or any of its Representatives becomes legally compelled to disclose any Commingled Information pursuant to any court, arbitral or other governmental order or process, such Person shall, to the extent legally permissible, provide the Beneficial Owner with prompt written notice of such requirement so that the Beneficial Owner may (at its own cost and expense) seek a protective order or other remedy or waive compliance with the provisions of this Section 7.6(c). In the event that a protective order or other remedy is not obtained or if the Beneficial Owner waives compliance with this Section 7.6(c), such Person shall furnish only that portion of such Commingled

Information that is, upon the advice of such Person’s legal counsel, legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information. Notwithstanding the foregoing, Commingled Information may be disclosed subject to reasonable confidentiality measures, and no notice as referenced above is required to be provided, pursuant to requests for information in connection with routine supervisory examinations by regulatory authorities with jurisdiction over Buyer or its Representatives and not directed at the Beneficial Owner or any of its Affiliates (other than any Company Group Member) or the Transaction.
(d)    If a Party or any of its Representatives is given access, whether on site or through remote means, to the other Party’s (or its Affiliates’) computer systems, databases, servers, websites, application or networked environment or domain, electronic data storage systems, or software (collectively, the “Systems”) in connection with Section 6.11 or Section 7.6, each Party shall comply in all material respects with the other Party’s (and its Affiliates’) then-current technology security policies and procedures related to accessing the other Party’s Systems (including any Personal Information processed by, or stored in, such Systems), data and/or applications; provided, that such policies and procedures are made available on reasonable notice to the other Party (as applicable). Access and use of the other Party’s Systems and the data contained therein shall be limited to such access and use that is granted by such other Party for a specific and articulable use. In the event that a Party discovers that it has mistakenly or wrongfully accessed the Personal Information or data of the other Party, it shall promptly terminate such access and delete any copies of said Personal Information or data in its possession or control (as applicable). Neither Party shall take any actions to disable, damage, disrupt, impair or otherwise interfere with the normal operation of the other Party’s Systems, data and/or applications.
SECTION 8.    CONDITIONS TO CLOSING.
8.1    Conditions to Closing Obligations of Seller. The obligations of Seller to consummate the Transaction are subject to the satisfaction of the following conditions, any one or more of which may be waived by Seller on or prior to the Closing Date:
(a)    The representations and warranties of Buyer that are set forth in Section 5 herein, and in the Ancillary Agreements, shall be true and correct in all material respects as of the date hereof and as of the Closing Date (as if made as of and at the Closing), except to the extent that any such representation and warranty: (i) expressly addresses matters as of a specific date, in which case such representation and warranty shall be true and correct as of such date, or (ii) is qualified by its terms as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects.
(b)    Compliance with Covenants. Buyer has performed and complied with all of its obligations and covenants under this Agreement that are to be performed or complied with before or at the Closing in all material respects.
(c)    No Legal Proceedings. As of the Closing Date, there is no pending or threatened Law, Order or Action enacted, enforced, entered, issued or promulgated by any Governmental Authority against any Party or Affiliate of any Party: (i) involving any challenge to, or seeking damages or other relief in connection with, the transactions contemplated hereby or (ii) that may otherwise prevent or make illegal consummation of the transactions contemplated hereby or impose limitations or conditions that would reasonably be expected to be material to the Business.
(d)    Buyer Deliverables. Buyer shall have delivered each of the following to Seller:

(i)    an executed counterpart to each Ancillary Agreement; and
(ii)    certificates duly executed by Buyer, certifying the satisfaction of the conditions set forth in Section 8.1(a) and Section 8.1(b).
8.2    Conditions to Closing Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, any one or more of which may be waived by Buyer on or prior to the Closing Date:
(a)    Representations and Warranties.
(i)    The representations and warranties of the Company, Seller and the Beneficial Owner that are set forth in Section 3 and Section 4 herein, other than the Fundamental Representations, shall, (i) with respect to the Company and the Beneficial Owner, be true and correct in all respects as of the date hereof and as of the Closing Date (as if made as of and at the Closing) and, (ii) with respect to Seller, be true and correct in all respects as of the Closing Date (as if made as of and at the Closing), except, in the case of both (i) and (ii), where the failure of any such representation or warranty to be so true and correct has not had a Material Adverse Effect.
(ii)    The Fundamental Representations of the Company, Seller and the Beneficial Owner shall be true and correct in all material respects, (i) with respect to the Company and the Beneficial Owner, as of the date hereof and as of the Closing Date (as if made as of and at the Closing) and, (ii) with respect to Seller, as of the Closing Date (as if made as of and at the Closing), except, in the case of both (i) and (ii), to the extent that any such representation and warranty: (x) expressly addresses matters as of a specific date, in which case such representation and warranty shall be true and correct as of such date, or (y) is qualified by its terms as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects.
(b)    Compliance with Covenants. The Seller Parties and the Company have each performed and complied with all of their respective obligations and covenants under this Agreement that are to be performed or complied with before or at the Closing in all material respects.
(c)    No Material Adverse Effect. Since the date of this Agreement, no event has occurred and, as of the Closing Date, no fact, circumstance or condition exists, that has had a Material Adverse Effect.
(d)    No Legal Proceedings. As of the Closing Date, there is no pending or threatened Law, Order or Action enacted, enforced, entered, issued or promulgated by any Governmental Authority against any Party or Affiliate of any Party: (i) involving any challenge to, or seeking damages or other relief in connection with, the transactions contemplated hereby or (ii) that may otherwise prevent or make illegal consummation of the transactions contemplated hereby or impose limitations or conditions that would reasonably be expected to be material to the Company Group taken as a whole.
(e)    No Challenges to Small Business Administration Loan Program. As of the Closing Date, there is no existing or pending Law, Order, executive order, suit, action or proceeding: (i) involving any material challenge to or material amendment to the SBA 7(a) Lending Program, or (ii) that may otherwise prevent, make invalid or illegal, or impose material limitations or conditions on the SBA 7(a) Lending Program or the Business.

(f)    Certain Post-Closing Employment Arrangements. On or prior to the Closing Date, Mr. Berlin shall not have terminated or provided notice of intention to terminate the executed offer letter attached hereto as Exhibit C or to otherwise rescind his agreement to work for an Affiliate of Buyer following Closing.
(g)    Seller Deliverables. Seller shall have delivered each of the following to Buyer:
(i)    certificates duly executed by the Company, Seller and the Beneficial Owner, certifying the satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c);
(ii)    a certificate, dated as of the Closing Date, signed by the Secretary or other authorized officer of each Company Group Member, (A) attaching true, correct and complete copies of the Governing Documents, and any amendments thereto, of each Company Group Member; (B) certifying the good standing of each Company Group Members in the state of its jurisdiction of incorporation or organization and in each other jurisdiction in which it is qualified to do business, and that there are no proceedings for the dissolution or liquidation of each Company Group Member; (C) certifying the incumbency, signature and authority of the officers of each Company Group Member, duly authorized to execute, deliver and perform all documents, instruments or agreements related to the Transaction to be executed by each Company Group Member; and (D) attaching a copy of the resolutions of (i) the board of directors of the Beneficial Owner authorizing the execution and delivery of each Ancillary Agreement to which each Company Group Member is a party and the consummation of the Transaction and (ii) the sole member of each Company Group Member authorizing the execution and delivery of each Ancillary Agreement to which each Company Group Member is a party and the consummation of the Transaction;
(iii)    a certificate, dated as of the Closing Date, signed by the Secretary or other authorized officer of Seller, (A) certifying the incumbency, signature and authority of the officers of Seller duly authorized to execute, deliver and perform all documents, instruments or agreements related to the Transaction to be executed by Seller; and (B) attaching a copy of the resolutions of (i) the board of directors of the Beneficial Owner authorizing the execution and delivery of each Ancillary Agreement to which Seller is a party and the consummation of the Transaction and (ii) the sole shareholder of Seller authorizing the execution and delivery of each Ancillary Agreements to which the Company is a party and the consummation of the Transaction;
(iv)    a certificate of good standing for each Company Group Member issued not earlier than five (5) Business Days before the Closing Date by the secretary of state or equivalent Governmental Authority of the Company Group Member’s jurisdiction of formation;
(v)    a properly completed and executed IRS Form W-9 from Seller;
(vi)    the written resignations, effective as of the Closing Date, of such directors, officers or managers of the Company as Buyer may request;
(vii)    a copy of the SBA’s written consent to the Transaction (the “SBA Consent”);
(viii)    at least two (2) Business Days prior to the Closing Date, payoff letters signed by the holders of Indebtedness set forth on Schedule 8.2(g)(viii) (the “Schedule of

Indebtedness”) and any other Funded Indebtedness to be paid off at the Closing pursuant to Section 2.3(a), together with all UCC financing statement terminations and other documents necessary or desirable to release all Liens with respect to such Indebtedness, in each case, in form and substance reasonably acceptable to Buyer (collectively, the “Payoff Letters”);
(ix)    at least three (3) Business Days prior to the Closing Date, the Loan tape referred to in Section 3.28(a);
(x)    a sublease agreement for the office space located at 5956 Sherry Lane, Suite 700, Dallas, TX 75225 substantially in the form attached hereto as Exhibit A;
(xi)    the transition services agreement, substantially in the form attached hereto as Exhibit B; and
(xii)    at least five (5) Business Days prior to the Closing Date, the written certified statement with respect to the Estimated Buyer Reorganization Tax Liability referred to in Section 2.5.
SECTION 9.    INDEMNIFICATION AND RELATED MATTERS.
9.1    Survival.
(a)    Survival. All representations, warranties, covenants and agreements set forth in this Agreement, the Disclosure Schedules or in any certificate or instrument delivered in connection herewith shall survive the Closing Date until the Applicable Limitation Date of such representation, warranty, covenant or agreement, whereupon such provision shall terminate. For purposes of this Agreement, the term “Applicable Limitation Date” means:
(i)    the date that is eighteen (18) months following the Closing Date with respect to any Loss arising from or related to a breach of the representations and warranties (other than those set forth in Section 3.27 (7(a) Lending and Compliance) and in Section 3.14 (Taxes) and other than Fundamental Representations) and for all certificates delivered in connection with this Agreement pertaining to such representations and warranties;
(ii)    the date that is two (2) years following the Closing Date with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 3.27 (7(a) Lending and Compliance) and for all certificates delivered in connection with this Agreement pertaining to such representations and warranties;
(iii)    the date that is six (6) years following the Closing Date with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority, Power and Enforceability), Section 3.3(b) (No Conflicts), Section 3.4 (Capitalization of the Company; Subsidiaries), Section 3.20 (No Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority, Power and Enforceability), Section 4.3(b) (No Conflicts), Section 4.4 (Title to Interests) and Section 4.6 (No Brokers) (collectively, the “Fundamental Representations”) and for all certificates delivered in connection with this Agreement pertaining to such representations and warranties;
(iv)    the date that is thirty (30) days following the expiration of the applicable statute of limitations with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 3.14 (Taxes) and for all certificates delivered in connection with this Agreement pertaining to such representations and warranties;
(v)    the date that is one (1) year after the Closing Date with respect to covenants and agreements that require performance in full prior to the Closing Date and for all certificates delivered in connection with this Agreement pertaining to such covenants and agreements; provided, that the Applicable Limitation Date shall not apply in respect of any Fraud committed by any Company Group Member, Seller, or the Beneficial Owner with respect to the final determination of the Purchase Price; and
(vi)    the date on which covenants and agreements have been fully performed or otherwise satisfied in accordance herewith with respect to covenants and agreements that by their terms are required to be performed, in whole or in part, after the Closing Date.
The Parties hereto acknowledge and agree that with respect to any claims for indemnification pursuant to this Agreement, the survival periods set forth above shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.
(b)    Claims Notices. No claim may be made for indemnification hereunder for breach of any representations, warranties, covenants or agreements after the expiration of the Applicable Limitation Date set forth above; provided, that if Buyer or Seller, as applicable, delivers written notice to the other Party of an indemnification claim for a breach of the representations, warranties, covenants and agreements (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification) within the applicable time periods set forth above, such claim shall survive until resolved or judicially determined. Further, the representations and warranties of each of the Parties set forth in this Agreement are material and shall be deemed to have been relied upon by the Party or Parties to whom they are made and shall survive as set forth above, regardless of any investigation on the part of such Party or its Representatives (each Party reserving all rights hereunder in connection with any breach or alleged breach).
9.2    Indemnification.
(a)    Indemnification by Seller. Subject to each of the limitations set forth in this Section 9, the Seller Parties shall, on a joint and several basis, indemnify and hold harmless Buyer and its Affiliates (including the Company Group after the Closing) and their respective successors and permitted assigns (each, a “Buyer Indemnified Party,” and together, the “Buyer Indemnified Parties”) from and against any Losses that a Buyer Indemnified Party suffers, sustains or becomes subject to as a result of or in connection with:
(i)    any inaccuracy or breach of any representation or warranty made by the Company Group, Seller, or the Beneficial Owner contained in this Agreement (including any certificate delivered by or on behalf of the Company Group, Seller, or the Beneficial Owner in connection herewith);
(ii)    any failure to perform or breach of any covenant or agreement by the Company Group, Seller, or the Beneficial Owner (other than covenants and agreements of Seller in respect of Taxes contained in Section 7.2, which are governed by Section 9.2(a)(iii));
(iii)    all Indemnified Taxes (to the extent not otherwise included in the calculation of the Closing Purchase Price, as finally determined);

(iv)    any unpaid Indebtedness outstanding as of immediately prior to the Closing that should have been paid prior to or at the Closing pursuant to Section 2.3(a) but was not, or Transaction Expenses of the Company Group, Seller, or the Beneficial Owner that should have been paid prior to or at the Closing pursuant to Section 2.3(b) but were not;
(v)    any unpaid Accrued Expenses outstanding as of immediately prior to the Closing that should have been deducted from the calculation of the Closing Payment at the Closing but were not;
(vi)    any Fraud committed by any Company Group Member, Seller, or the Beneficial Owner;
(vii)    any breach or failure to perform any covenant or agreement by any Company Group Member, Seller, or Beneficial Owner made or entered into with respect to the 2023 Securitization;
(viii)    any Liability arising out of or relating to the Affiliate Transactions;
(ix)    any Liability arising out of or relating to the implementation by the Seller Parties of the steps necessary to complete the Reorganization;
(x)    any Liability related to the matter disclosed on Schedule 9.2(a)(x); and
(xi)    any Liability related to the matter disclosed on Schedule 3.28(b).
(b)    Indemnification by Buyer. Subject to each of the limitations set forth in this Section 9, Buyer shall indemnify and hold harmless Seller, the Beneficial Owner their Affiliates, and their successors and permitted assigns (each a “Seller Indemnified Party,” and together, the “Seller Indemnified Party”) from and against any Losses that a Seller Indemnified Party suffers, sustains, or becomes subject to as a result of or in connection with:
(i)    any inaccuracy or breach of any representation or warranty made by Buyer contained in this Agreement (including any certificate delivered by or on behalf of Buyer in connection herewith);
(ii)    any failure to perform or breach of any covenant or agreement by Buyer; and
(iii)    any Fraud committed by Buyer.
(c)    Manner of Recovery; Determination of Losses. The right of a Seller Indemnified Party or a Buyer Indemnified Party (each, an “Indemnified Party,” and together, the “Indemnified Parties”) to recover indemnifiable Losses shall be as follows:
(i)    Any Losses claimed by an Indemnified Party in respect of a claim for indemnification pursuant to Section 9.2(a)(i) that relate to an inaccuracy or breach of a representation or warranty that is not either a Fundamental Representation or set forth in Section 3.27 (7(a) Lending and Compliance) shall (A) first, be recoverable from the Indemnity Escrow Deposit until the earlier of its exhaustion or release, (B) second, be recoverable from Buyer, until the General Basket has been satisfied, and (C) thereafter, be recoverable from any Seller Party, jointly and severally, up to an aggregate maximum amount equal to $4,446,029. Any Losses claimed by an Indemnified Party in respect of a claim for indemnification pursuant to Section 9.2(b) shall be recoverable from Buyer up to an aggregate maximum amount equal to twenty-five percent of the Purchase Price.
(ii)    Any Losses claimed by an Indemnified Party in respect of a claim for indemnification pursuant to Section 9.2(a)(i) that relate to an inaccuracy or breach of a representation or warranty set forth in Section 3.27 (7(a) Lending and Compliance) shall (A) first, be recoverable from the Indemnity Escrow Deposit until the earlier of its exhaustion or release, (B) second, be recoverable from Buyer, until the Special Basket has been satisfied, and (C) thereafter, be recoverable from any Seller Party, jointly and severally, up to an aggregate maximum amount equal to $17,784,116.
(iii)    Any Losses claimed by an Indemnified Party in respect of a claim for indemnification pursuant to Section 9.2(a)(i) that relate to an inaccuracy or breach of a Fundamental Representation shall (A) first, be recoverable from the Indemnity Escrow Deposit until the earlier of its exhaustion or release, and (B) thereafter, be recoverable from any Seller Party, jointly and severally, up to an aggregate maximum amount that, when taken together with any Losses recoverable pursuant to Section 9.2(c)(i)(C) or Section 9.2(c)(ii)(C), equals the Purchase Price.
(iv)    Any Losses claimed by an Indemnified Party in respect of a claim for indemnification pursuant to Section 9.2(a)(ii)-(xi) shall be recoverable from any Seller Party, jointly and severally, up to an aggregate maximum amount equal to the Purchase Price; provided, that, claims for indemnification pursuant to Section 9.2(a)(vi) shall not be limited to the Purchase Price.
(d)    Any Losses claimed by an Indemnified Party shall be calculated net of any reduction in Taxes payable that is actually recognized in the tax year in which the Loss occurs. In any case where an Indemnified Party recovers from third persons any amount in respect of a matter with respect to which the Indemnifying Party has indemnified it pursuant to this Article 9, such Indemnified Party shall promptly pay to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of reasonable and documented out-of-pocket costs incurred by it in connection with obtaining such recovery), but not in excess of the amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.
(e)    All of the representations and warranties set forth in this Agreement or any certificate or schedule that are so qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without such qualification for purposes of determining the amount of Losses resulting from, arising out of or relating to any breach of such representation or warranty.
(f)    Procedures.
(i)    If an Indemnified Party wishes to seek indemnification under this Section 9, the Indemnified Party shall give written notice thereof to the Party or Parties from whom it seeks indemnification (the “Indemnifying Party”); provided, that in the case of any action or lawsuit brought or asserted by a third party including any Governmental Authority (a “Third Party Claim”) that would entitle the Indemnified Party to indemnity hereunder, the Indemnified

Party shall promptly notify the Indemnifying Party of the same in writing; provided further, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent that the Indemnifying Party has been materially prejudiced thereby. Any request for indemnification made by an Indemnified Party shall be in writing and shall specify in reasonable detail the basis for such claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof (a “Claim Notice”). If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice, the Indemnifying Party, shall deliver a written notice specifying in reasonable detail the basis for such objection to the Indemnified Party on behalf of the Indemnified Party, within ten (10) Business Days after delivery by the Indemnified Party of such Claim Notice (the “Dispute Statement”). If the Indemnifying Party delivers to the Indemnified Party a Dispute Statement applicable to all or any portion of a claim within the period for delivery of the same set forth above, then the amount in dispute by such Indemnifying Party in such Dispute Statement shall not be payable to the Indemnified Party until either (x) the Indemnifying Party and Indemnified Party jointly agree in writing to the resolution of the amount in dispute in such Dispute Statement, or (y) a court of competent jurisdiction enters a final non-appealable order regarding the claim and the amount in dispute in such Dispute Statement, accompanied by a written opinion of a counsel of the presenting party to the effect that the court award, judgment or order is from a court of competent jurisdiction and that such court award, judgment or order is final and non-appealable.
(ii)    The Indemnifying Party shall be entitled at its option to assume the defense of any such Third Party Claim and the Indemnified Party shall cooperate fully, at the Indemnifying Party’s sole cost and expense, and shall be entitled reasonably to consult with the Indemnifying Party with respect to such defense; provided, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if: (i) the Indemnifying Party would be required to indemnify the Indemnified Party for less than half of the Losses that are reasonably foreseeable to result from any such Third Party Claim, (ii) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) such Third Party Claim is brought or assessed by a Governmental Authority, or (iv) such Third Party Claim seeks an injunction or equitable relief (other than an injunction or equitable relief that is incidental to monetary damages as the primary relief sought) against the Indemnified Party. Notwithstanding the foregoing, if the defendants in any such action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party reasonably shall have concluded that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party shall have the right to select one separate counsel (in addition to, but only to the extent necessary, one local counsel) to participate in the defense of such action on behalf of such Indemnified Party, in which case the reasonable and documented fees and expenses of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (A) settle or compromise any Third Party Claim or consent to the entry of any judgment that provides for relief other than the payment of monetary damages that are fully indemnified by the Indemnifying Party hereunder or (B) settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect to such claim. Notwithstanding anything in the foregoing to the contrary, the Indemnifying Party shall have no liability with respect to a Third Party Claim settled without its prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed) to the extent that (a) the Indemnifying Party is not entitled at its option to assume the defense of such Third Party Claim pursuant to this Section 9.2(f)(ii) or (b) such settlement provides for relief other than the payment of monetary damages.
(iii)    The Indemnified Party and the Indemnifying Party shall reasonably cooperate in connection with the investigation and defense of all Third Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise and by consulting with each other on, and considering in good faith, the views of the other in connection with the investigation and defense of any Third Party Claim. The Indemnified Party and the Indemnifying Party shall keep each other reasonably and promptly informed with respect to the status of all Third Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to participate in any meetings, proceedings or negotiations related to the Third Party Claim and to make comments to the materials filed or submitted in such defense, and shall incorporate any reasonable comments provided by the Indemnified Party or Indemnifying Party, as the case may be, in good faith.
(iv)    Notwithstanding the foregoing, Section 7.2(f) and not this Section 9.2(f) shall govern all Tax Contests.
(g)    Indemnity Escrow Deposit. Promptly, and in any event within three (3) Business days, following the final determination of any claim made by a Buyer Indemnified Party pursuant to Section 9.2(a)(i), Buyer and Seller shall direct the Escrow Agent to distribute from the Indemnity Escrow Account an amount equal to the amount finally determined to be payable to such Buyer Indemnified Party in connection with such claim, if any, in each case, in accordance with, and subject to the conditions set forth in, this Agreement and the Escrow Agreement. Promptly, and in any event within three (3) Business Days, following the Escrow End Date, Buyer and Seller shall direct the Escrow Agent to distribute any remaining portion of the Indemnity Escrow Deposit, in accordance with, and subject to the conditions of, this Agreement and the Escrow Agreement, to an account designated by the Seller, provided, that, to the extent there are any pending and unresolved claims for indemnification under Section 9.2(a)(i) for which a Claim Notice has been timely provided in accordance with Section 9.2(f), all or a portion of the funds in the Indemnity Escrow Account in an amount equal to such pending and unresolved claims specified in such Claim Notice shall be retained in the Indemnity Escrow Account until resolved in accordance with this Agreement; provided further, that, to the extent all Claim Notices have been resolved in accordance with this Agreement, Buyer and Seller shall promptly, but in any event within three (3) Business Days following the resolution of the last of such Claim Notices to be resolved, instruct the Escrow Agent to release all remaining amounts to Seller.
(h)    Purchase Price Adjustments. For all Tax purposes, amounts paid to Seller pursuant to Section 9 of this Agreement or from the Indemnity Escrow Deposit shall be treated as adjustments to the Closing Purchase Price unless otherwise required by Law.
(i)    No Consequential Damages. No Indemnifying Party shall have any liability to an Indemnified Party in respect of, and Losses shall not include, any (i) punitive damages (unless such punitive damages are claimed by a third party (including a Governmental Authority, but excluding an Affiliate of any Party)) or (ii) any consequential, indirect, speculative or incidental damages, in each case, to the extent not reasonably foreseeable and in any event shall not be liable for losses based on “multiple of profits” or “multiple of cash flow” or other similar methodology.
(j)    Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy provided by a third party (for the avoidance of doubt, including the D&O Policy) or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the matters described in the Claim Notice shall be deducted less any payment deductibles or other costs or expenses incurred to recover and increases in insurance premiums resulting from the filing of such claim and receipt of insurance proceeds in respect thereof, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. The Indemnified Party shall, use reasonable best efforts to seek to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would seek to recover such proceeds if such Losses were not subject to indemnification hereunder. Each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.
(k)    Reimbursement. Subject to Section 9.2(j), if an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Section 9.2, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss, and less (iii) any costs or expenses incurred by the Indemnified Party to recover such amount.
(l)    No Double Recovery. No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 9.2(a) or 9.2(b), as the case may be), to the extent such party has been indemnified or reimbursed and has actually received payment as a result of such indemnification or reimbursement for such Loss.
(m)    Minimizing and Mitigating Losses. Each Indemnified Party shall take all commercially reasonable actions to minimize and mitigate any indemnifiable Loss upon and after becoming aware of any event that would reasonably be expected to give rise to Losses, and if the Indemnified Party fails to do so, the Indemnified Party shall not be entitled to be indemnified, defended, held harmless or reimbursed for any portion of such Loss that reasonably could have been avoided had the Indemnified Party so complied.
(n)    Exclusive Remedies and No Rights against Nonparties. Following the Closing, no Party shall assert against any other Party any claim, lawsuit, or right or remedy relating to this Agreement, the Transaction or any document or instrument delivered in connection herewith or therewith, other than (i) as set forth in Section 2.4, (ii) claims pursuant to this Section 9.2, (iii) subject to Section 9.1(a), claims that a Party committed Fraud in making any representations or warranty contained in Section 3, 4 or 5, (iv) claims pursuant to Section 11.3 with respect to covenants to be performed at or following the Closing, and (v) claims pursuant to any Ancillary Agreement. Following the Closing, the claims and remedies specified in clauses (i) through (v) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement, the Transaction and any document or instrument delivered in connection herewith or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission).

SECTION 10.    TERMINATION.
10.1    Termination Events. This Agreement and the transactions contemplated hereby may be terminated before the Closing:
(a)    by mutual agreement of Buyer and Seller;
(b)    by either Buyer or Seller, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to June 30, 2026 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred on or prior to the End Date;
(c)    by Seller, with written notice to Buyer if Buyer has materially breached any provision of this Agreement and such breach would give rise to the failure of a condition set forth in Section 8.1(a) or Section 8.1(b) and Seller has not waived in writing such breach or such breach has not been cured by Buyer upon the earlier to occur of (i) fifteen (15) Business Days after receipt by Buyer of written notice thereof from Seller or (ii) the End Date, provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if Seller is then in material breach of any of provision of this Agreement such that it would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);
(d)    by Buyer, with written notice to Seller if any of the Company Group, Seller or the Beneficial Owner has materially breached any provision of this Agreement, and such breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and Buyer has not waived in writing such breach or such breach has not been cured by the Company Group, Seller or the Beneficial Owner, as applicable, upon the earlier to occur of (i) fifteen (15) Business Days after receipt by the Seller of written notice thereof from Buyer or (ii) the End Date, provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Buyer is then in material breach of any of provision of this Agreement such that it would give rise to the failure of a condition set forth in Section 8.1(a) or Section 8.1(b); or
(e)    by either Buyer or Seller if any court or other Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.
10.2    Effect of Termination. The Parties’ termination rights under Section 10.1 are in addition to their rights under this Agreement or otherwise, and the exercise of any termination right will not be an election of remedies. If a Party validly terminates this Agreement pursuant to Section 10.1, then the provisions of this Agreement shall immediately become void and of no further force or effect and all further obligations of the Parties under this Agreement, other than those under Section 7.1 and Section 11, will terminate; provided, that such termination shall not relieve any Party of liability for any willful and material breach of any covenant or agreement contained herein occurring prior to such termination (including any failure by a Party to consummate the Closing on the Closing Date, which such failure shall be deemed per se willful and material). All fees and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such fees or expenses, whether or not the Transaction is consummated.
SECTION 11.    MISCELLANEOUS.

11.1    Amendment. This Agreement may not be amended or modified except: (a) by an instrument in writing signed by or on behalf of Buyer and Seller; or (b) by a waiver in accordance with Section 11.2.
11.2    Waiver. Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Section 11.2 shall not constitute a waiver of any of such rights. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
11.3    Specific Performance. Each Party agrees that in the event of a breach of this Agreement by such Party, money damages will be inadequate and the other Parties may have no adequate remedy at law. Accordingly, each Party agrees that each other Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including injunction and specific performance. If any such action is brought by a Party to enforce this Agreement, each other Party, as applicable, hereby waives the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security.
11.4    Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, in the event any Action is commenced by any Party to enforce its rights under this Agreement against any other Party and is finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review), all reasonable and documented fees, costs and expenses, including attorneys’ fees and court costs, incurred by the prevailing Party in connection with such Action shall be reimbursed by the non-prevailing Party in such Action; provided, that if a Party in such Action prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis; provided further that to the extent such fees, costs or expenses have already been paid to the prevailing Party as an indemnifiable Loss, the prevailing Party will not be entitled to be reimbursed for such fees, costs or expenses.
11.5    Notices. All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when: (a) personally delivered, (b) mailed by first class mail, return receipt requested, or delivered by express courier service or (c) sent via electronic mail to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):

If to the Seller or the Beneficial Owner:	with a copy to (which shall not constitute notice):
Creative Media & Community Trust Corporation c/o CIM Service Provider, LLC 4700 Wilshire Boulevard Los Angeles, CA 90010	Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, CA 90067-1725
Attention: David Thompson Email: DThompson@cimgroup.com	Attention: Patrick Brown Email: brownp@sullcrom.com
If to Buyer:	with a copy to (which shall not constitute notice):
c/o Peachtree Group 3500 Lenox Road, Suite 625 Atlanta, GA 30326 Attention: Michael Harper Attention: General Counsel	Polsinelli PC c/o Philip Feigen Email: PFeigen@Polsinelli.com 1401 Eye Street N.W., Suite 800 Washington DC 20005
11.6    Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of Buyer and Seller, and any attempted assignment in violation of this Section 11.6 shall be null and void ab initio.
11.7    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
11.8    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. The word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.
11.9    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
11.10    Entire Agreement. This Agreement, the Schedules identified in this Agreement and the other documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. For the sake of clarity, the Disclosure Schedules are incorporated into this Agreement.
11.11    Counterparts. This Agreement may be executed in two or more counterparts, in each case including by facsimile or portable document format (.pdf), each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
11.12    Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.
(a)    The law, including the statutes of limitation, of the State of Delaware shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.
(b)    Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware or if jurisdiction is not proper in such court, in Superior Court seated in New Castle County Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.13    Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, except that any Person that is an Indemnified Party shall have the right to enforce the obligations contained in Section 9 herein.
11.14    Press Releases and Communications. No Party shall issue any press release or make any public statement with respect to this Agreement or the Transaction without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that (a) a Party may make any disclosure required by applicable Laws (including securities Laws) or stock exchange rules if it determines in good faith that it is required to do so, (b) following the Closing, Buyer may issue a press release announcing the Closing of the Transaction; provided Buyer (i) advises the Seller Parties before making such disclosure, (ii) provides the Seller Parties a reasonable opportunity to review and comment on such press release and (iii) incorporates any reasonable comments made by the Seller Parties; and (c) following the Closing, routine notifications by Buyer to customers, suppliers, and others currently or formerly doing business with the Seller Parties, that do not disclose any of the financial terms of this Agreement, or the Ancillary Agreements or the Transaction, will not constitute public statements for purposes of this section.
11.15    Release.
(a)    For and in consideration of the amount to be paid to Seller under this Agreement, and the additional covenants and promises set forth in this Agreement, effective as of the consummation of the Closing, each Seller Party on behalf of itself and its assigns, heirs, beneficiaries, creditors, representatives, agents and controlled Affiliates (the “Seller Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges each of Buyer, its Subsidiaries, the Company and their respective Representatives, managers, managing member, partners, general partners, limited partners, managing directors, members, trustees, shareholders, principals, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Buyer Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses and compensation of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Seller Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the date of this Agreement against Buyer Released Parties which relate to or arise out of such Seller Releasing Party’s prior relationship with the Company (including its present and former subsidiaries, parent entities or any predecessors-in-interest) (collectively, for the purposes of this Section 11.15, “Seller Causes of Action”); provided, that this release shall not affect or impair any of the rights of the Seller Releasing Parties or any obligations of Buyer Released Parties to the Seller Releasing Parties arising under this Agreement or in any Ancillary Agreement.
(b)    For and in consideration of the Interests to be transferred to Buyer under this Agreement, and the additional covenants and promises set forth in this Agreement, effective as of the consummation of the Closing, Buyer on behalf of itself and its Affiliates, assigns, heirs, beneficiaries, creditors, representatives and agents (the “Buyer Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges each Seller Party, and their respective Representatives, managers, managing member, partners, general partners, limited partners, managing directors, members, trustees, shareholders, principals, agents, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Seller Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses and compensation of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Buyer Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the date of this Agreement against the Seller Released Parties which relate to or arise out of such Buyer Releasing Party’s prior relationship with the Company (including its present and former Subsidiaries, parent entities or any predecessors-in-interest) (collectively, for the purposes of this Section 11.15, “Buyer Causes of Action” and together with the Seller Causes of Action, the “Causes of Action”);

provided, that this release shall not affect or impair any of the rights of Buyer Releasing Parties or any obligations of the Seller Released Parties to Buyer Releasing Parties arising under this Agreement or in any Ancillary Agreement.
(c)    The Seller Releasing Parties and Buyer Releasing Parties (together, the “Releasing Parties”) hereby represent to Buyer Released Parties and the Seller Released Parties, as applicable (together, the “Released Parties”), that the Releasing Parties: (i) have not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intend to release all Causes of Action against the Released Parties including unknown and contingent Causes of Action (other than those specifically reserved above) and (iii) have consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.
(d)    Each Releasing Party acknowledges that such Releasing Party has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Each Releasing Party being aware of said code section agrees to expressly waive any rights such Releasing Party may have thereunder, as well as under any other statute or common law principles of similar effect.
(e)    The Releasing Parties hereby irrevocably covenant to refrain from, directly or indirectly: (i) asserting any Causes of Action, or commencing, instituting or causing to be commenced, or continuing with any claim, action or proceeding for a Cause of Action, and this Agreement may be raised by any Released Party or Buyer as an estoppel to any such claims, actions or proceedings and (ii) making any claim or commencing any action or proceeding against any Person (or assisting or encouraging any other Person in connection therewith) in which any claim, action or proceeding would arise against any Released Party for contribution or indemnity or other relief from, over and against any Released Party or which otherwise results in a Released Party suffering or incurring any Losses, whether under common law, equity, statute, Contract or otherwise, with respect a Cause of Action. Without in any way limiting any of the rights and remedies otherwise available to any Released Party, the Releasing Parties shall indemnify and hold harmless Buyer and each Released Party from and against all Causes of Action whether or not involving third-party claims, actions or proceedings, arising directly or indirectly from or in connection with the assertion by or on behalf of each Releasing Party or any of its Affiliates of any claim, action or proceeding or other matter which is, or is purported to be, a Cause of Action. It is the intention of Seller and the other Releasing Parties that the release described in this Section 11.15 be effective as a bar to each Cause of Action hereinabove specified. In furtherance of this intention, Seller and the other Releasing Parties hereby expressly waive any and all rights and benefits conferred upon it by the provisions of applicable Law with respect to any Cause of Action and expressly consents that the release described in this Section 11.15 shall be given full force and effect according to each and all of its express terms and provisions.

11.16    Joinder of Seller. Upon the Seller Formation on the Seller Formation Date, the Beneficial Owner shall cause the Seller to enter into a joinder agreement, in form and substance reasonably acceptable to the Company, Beneficial Owner and Buyer, pursuant to which (i) Seller agrees to be bound by the terms and conditions of this Agreement, including Section 9, and (ii) Seller makes the representations and warranties set forth in Section 3 and Section 4, as applicable, and the covenants set forth in Section 6.
* * * *
IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date set forth above by its duly authorized representatives.
BUYER:
PG FR HOLDING, LLC
By:    /s/ Jatin Desai
Name:    Jatin Desai
Title:    Authorized Signatory

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date set forth above by its duly authorized representatives.
COMPANY:
FIRST WESTERN SBLC, INC.
By:    /s/ Barry Berlin
Name:    Barry Berlin
Title:    Executive Vice President, Chief Executive Officer, Chief Financial Officer, Assistant Secretary and Treasurer
BENEFICIAL OWNER:
CREATIVE MEDIA & COMMUNITY TRUST CORPORATION
By:    /s/ Barry Berlin
Name:    Barry Berlin
Title:    Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Exhibit A
Sublease Agreement

See attached.Exhibit B
Transition Services Agreement

See attached.

Exhibit C
Letter of Intent

See attached.

Exhibit D
Form of Escrow Agreement

See attached
Appendix I
Example of Purchase Price Calculation
Appendix II
Allocation Methodology